Exhibit 10.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between:

Landfill Energy Systems LLC,
a Delaware limited liability company

and

MOWOOD, LLC,
a Delaware limited liability company

Dated as of December 31, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

  EXHIBITS

EXHIBIT A	CAPITALIZED TERMS
EXHIBIT B	PROJECTS
EXHIBIT C	FORM OF LLC INTEREST ASSIGNMENT AGREEMENT
EXHIBIT D	FORM OF INDEMNITY ESCROW AGREEMENT
EXHIBIT E	FORM OF EIFREH GUARANTY
EXHIBIT F	FORM OF NON-FOREIGN CERTIFICATE
EXHIBIT G	FORM OF TTO GUARANTY
EXHIBIT H	RESERVED
EXHIBIT I	FORM OF SEMINOLE AMENDMENT
EXHIBIT J	FORM OF SARASOTA COUNTY AMENDMENT

SCHEDULES

SCHEDULE 1.3	WIRE INSTRUCTIONS
SCHEDULE 3.2	JURISDICTIONS
SCHEDULE 3.4(a)	VIOLATIONS
SCHEDULE 3.4(b)	CONSENTS
SCHEDULE 3.5	CAPITALIZATION
SCHEDULE 3.6(a)	OFFICERS, DIRECTORS AND MANAGERS
SCHEDULE 3.6(b)	BANK ACCOUNTS AND COMPANY CREDIT CARDS
SCHEDULE 3.7(a)(ii)	INTERIM BALANCE SHEET
SCHEDULE 3.8	CHANGES
SCHEDULE 3.9(a)	TITLE TO EQUITY INTERESTS IN THE SUBSIDIARY
SCHEDULE 3.9(c)	PERMITTED ENCUMBRANCES
SCHEDULE 3.9(d)	THIRD PARTY RIGHTS
SCHEDULE 3.9(e)	CONDITION OF ASSETS
SCHEDULE 3.10(a)	PAYOFF DEBT
SCHEDULE 3.10(b)	ACCOUNTS PAYABLE
SCHEDULE 3.10(c)	ACCOUNTS RECEIVABLE
SCHEDULE 3.11(a)	COMPLIANCE WITH LEGAL REQUIREMENTS
SCHEDULE 3.12(a)	GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 3.12(b)	COMPLIANCE WITH GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 3.14(a)	REAL PROPERTY LEASES
SCHEDULE 3.15(a)	MATERIAL CONTRACTS
SCHEDULE 3.15(b)	DEFAULTS
SCHEDULE 3.15(c)	CONTINGENT PAYMENTS
SCHEDULE 3.16(a)	TAX RETURNS
SCHEDULE 3.16(c)	TAX DEFICIENCIES
SCHEDULE 3.16(d)	TAX AUDITS
SCHEDULE 3.16(e)	TAX PROCEEDINGS
SCHEDULE 3.17	EMPLOYEE AND LABOR MATTERS
SCHEDULE 3.19(a)	PROCEEDINGS
SCHEDULE 3.20(a)	INSURANCE POLICIES
SCHEDULE 3.20(c)	PENDING CLAIMS

2

SCHEDULE 3.21(a)	INTELLECTUAL PROPERTY RIGHTS
SCHEDULE 3.21(d)	ROYALTIES
SCHEDULE 3.22(a)	ENVIRONMENTAL COMPLIANCE
SCHEDULE 3.22(b)	ENVIRONMENTAL PERMITS
SCHEDULE 3.22(c)	STORAGE TANKS
SCHEDULE 3.22(d)	RELEASES
SCHEDULE 3.23(a)	MAJOR CUSTOMERS
SCHEDULE 3.23(b)	MAJOR SUPPLIERS
SCHEDULE 3.23(c)	CHANGES TO EXISTING RELATIONSHIPS
SCHEDULE 3.23(d)	CHANGES TO SUPPLY TERMS
SCHEDULE 3.27	RELATED PARTY TRANSACTIONS
SCHEDULE 3.31	OWNERSHIP OF ENVIRONMENTAL ATTRIBUTES
SCHEDULE 6.8	ESTOPPEL CERTIFICATE PARTIES

3

MEMBERSHIP INTEREST PURCHASE AGREEMENT

     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of December 31, 2009 (the “Effective Date”), is by and between Landfill Energy Systems LLC, a Delaware limited liability company (the “Purchaser”), and Mowood, LLC, a Delaware limited liability company (the “Seller”). Certain capitalized terms used in this Agreement are defined on Exhibit A attached hereto.

PRELIMINARY STATEMENTS

     A. The Seller owns all of the issued and outstanding membership interests (the “Interests”) of Timberline Energy, LLC, a Delaware limited liability company (the “Company”); and

     B. The Seller desires to sell the Interests to the Purchaser, and the Purchaser desires to purchase the Interests from the Seller, on the terms and conditions set forth in this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and subject to the conditions and other terms set forth herein, the parties hereto, desiring to be bound by the terms hereof, hereby agree as follows:

     SECTION 1. SALE AND PURCHASE OF INTERESTS; RELATED TRANSACTIONS.

          Section 1.1. SALE AND PURCHASE OF INTERESTS. At the closing of the transaction contemplated by this Agreement (the “Closing”), the Seller shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Interests, free and clear of all Encumbrances, on the terms and subject to the conditions set forth in this Agreement.

          Section 1.2. CLOSING PAYMENT. The aggregate purchase price to be paid by the Purchaser for the Interests at the Closing shall be $XXXXXXX (as adjusted pursuant to the following sentence, the “Closing Payment,” and together with any Contingent Payments made pursuant to Section 1.8, the “Purchase Price”).

          Section 1.3. PAYMENT OF THE CLOSING PAYMENT. The Purchaser shall pay the Closing Payment to the Seller for the Interests on the Closing Date. In order to implement such payment for the Interests, the Purchaser shall make the following direct payments in immediately available funds at the Closing pursuant to wire instructions set forth in Schedule 1.3 or delivered by the Seller not later than two (2) business days prior to the Closing Date:

          (a) first, the Purchaser shall transfer to the Escrow Agent an amount equal to the Indemnity Escrow Amount;

          (b) second, the Purchaser shall transfer an amount equal to the Payoff Amount to the Seller (or to the appropriate lender at the Seller’s request); and

          (c) third, the Purchaser shall pay all amounts remaining with respect to the Closing Payment to the Seller.

The payments described above shall be treated for all purposes as follows: (i) all payments by the Purchaser made pursuant to this Section 1.3 shall be treated as payment by the Purchaser to the Seller for the Interests; and (ii) the Purchaser’s payment to the Seller (or to the appropriate lender at the Seller’s request) of the Payoff Amount shall be treated as a capital contribution by the Seller to the Company immediately prior to or coincident with the Closing.

          Section 1.4. CLOSING; USE OF PROCEEDS. The Closing shall take place at the offices of HUSCH BLACKWELL SANDERS LLP, 4801 MAIN STREET, SUITE 1000, KANSAS CITY, MISSOURI 64112 AT 10:00 A.M. (KANSAS CITY TIME) on a date to be specified by the parties hereto, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Sections 6 and 7 (the “Closing Date”) but in no event earlier than fifteen (15) business days following the Effective Date. The transfer of the Interests by the Seller to the Purchaser shall be deemed to occur at 12:01 a.m., Kansas City time, on the Closing Date.

          Section 1.5. ACTIONS AT THE CLOSING. At the Closing, the Seller and the Purchaser (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):

          (a) TRANSFER OF INTEREST. Upon receipt of the Closing Payment by the Seller, (i) the Seller shall execute and deliver to the Purchaser, and the Purchaser shall execute and deliver to the Seller, the LLC Interest Assignment Agreement, and (ii) the Seller and the Purchaser shall cause the Purchaser to be admitted as a member of the Company.

          (b) INDEMNITY ESCROW AGREEMENT. Each of the Seller and the Purchaser shall execute and deliver the Indemnity Escrow Agreement.

          (c) MANAGEMENT SERVICES AGREEMENT. The Seller shall cause Mowood Services Corp. to, and the Purchaser shall, execute and deliver the Management Services Agreement; provided, that Purchaser acknowledges and agrees that Seller intends, in conjunction with the Closing, to transfer 100% of its ownership in Mowood Services Corp. to Tilden, Joseph Hopper and Joseph Pirozzoli or an entity controlled by them.

          (d) NON-FOREIGN CERTIFICATE. The Seller shall furnish the Purchaser with a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code, substantially in the form of Exhibit F hereto (the “Non-Foreign Certificate”).

          (e) ADDITIONAL ACTIONS. The parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be necessary or appropriate to consummate the transactions contemplated hereby, all in accordance with the provisions of this Agreement.

          Section 1.6. ADJUSTMENT PROCEDURE.

          (a) WORKING CASH AT CLOSING. At the Closing, the Seller shall cause the Company and the Subsidiary to have Working Cash in its accounts in an amount that is no less than the greater of either: (a) Current Liabilities minus Current Receivables of the Company and the Subsidiary as of the Closing Date and (b) $200,000. At the Closing, the Seller shall provide evidence satisfactory to the Purchaser of the Seller’s satisfaction of this Section 1.6(a).

          (b) THE CLOSING FINANCIAL STATEMENTS. The Purchaser will cause a certified public accountant to prepare consolidated financial statements (the “Closing Financial Statements”) of the Company and the Subsidiary as of the Closing Date and for the period from the Interim Balance Sheet Date through the Closing Date, including a computation of Working Cash, Current Liabilities and Current Receivables as of the Closing Date. The Purchaser will deliver the Closing Financial Statements to the Seller within sixty days after the Closing Date. If within thirty days following delivery of the Closing Financial Statements, the Seller has not given the Purchaser notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of the Seller’s objection), then the Closing Financial Statements will be conclusive and binding upon the parties hereto. If the Seller gives a timely notice of any objection to the Closing Financial Statements, then the Purchaser and the Seller will negotiate in good faith to resolve any such objection. If the parties are unable to resolve all such objections on or prior to the 30th day after the Seller’s notice is given, then, at either party’s option in writing, the Buyer or the Seller may submit the dispute to a national and reputable accounting firm that is mutually selected by the parties (the “Accountants”) for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) the parties will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to the relevant party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (ii) the determination by the Accountants, as set forth in a notice delivered to the parties by the Accountants, will be binding and conclusive on the parties, and (iii) the Purchaser and Seller will each bear 50% of the fees of the Accountants for such determination.

          (c) WORKING CASH ADJUSTMENT PAYMENTS. On the tenth business day following the day the Closing Financial Statements become final and binding, (i) if such Closing Financial Statements indicate that at Closing, the Company and the Subsidiary had Working Cash in its accounts in amounts that exceed an amount equal to the Current Liabilities minus the Current Receivables of the Company and the Subsidiary on the Closing Date, then the Purchaser shall pay to the Seller such excess in immediately available funds pursuant to the wire instructions set forth in Schedule 1.3, and (ii) if such Closing Financial Statements indicate that at Closing, the Company and the Subsidiary did not have Working Cash in its accounts in amounts that equaled or exceeded the Current Liabilities minus the Current Receivables of the Company and the Subsidiary on the Closing Date, then the Seller shall pay to Purchaser such shortfall within thirty days after demand by the Purchaser therefor.

          Section 1.7. GUARANTY. As of the Effective Date, the parties acknowledge and agree that TTO has executed and delivered to the Purchaser the TTO Guaranty and that EIF Renewable Holdings has executed and delivered to the Seller the EIFREH Guaranty.

          Section 1.8. CONTINGENT PAYMENTS. Subject to the conditions set forth below, the Purchaser shall make the following Contingent Payments to the Seller:

          (a) BUTLER CONTINGENT PAYMENT.

          (i) PAYMENT. Within thirty (30) days following the Butler Contingent Payment Date, the Purchaser shall pay, or cause to be paid, to the Seller the sum of $XXXXXXX (the “Butler Contingent Payment”) pursuant to the wire instructions set forth in Schedule 1.3.

          (ii) CONDITIONS. The “Butler Contingent Payment Date” shall be the date no later than December 31, 2011, on which the Purchaser has received evidence reasonably satisfactory to it that Butler County Landfill, Inc. either has received the following Governmental Authorizations with respect to an 130 acre expansion or is not required to obtain such Governmental Authorizations for the construction, ownership or operation of such expanded landfill area:

                    (A) a Conditional Use Permit for such expanded landfill area issued by the Butler County Zoning Administrator following approval of the resolution for the expanded Conditional Use Permit by the Butler County Board of Supervisors, with reference to parcels 120035917 and 120035918;

                    (B) a Municipal Solid Waste Disposal Area Permit issued by the Nebraska Department of Environmental Quality Integrated Waste Management Program;

                    (C) a National Pollution Discharge Elimination System Industrial Storm Water Permit for stormwater discharge issued by the Nebraska Department of Environmental Quality Water Quality Division;

                    (D) an Air Construction Permit issued by the Nebraska Department of Environmental Quality Air Quality Division; and

                    (E) an Air Operating Permit issued by the Nebraska Department of Environmental Quality Air Quality Division.

          (b) SARASOTA CONTINGENT PAYMENT.

          (i) PAYMENT. Within thirty (30) days following the Sarasota Contingent Payment Date, the Purchaser shall pay, or cause to be paid, to the Seller the sum of $XXXXXXX (the “Sarasota Contingent Payment”) pursuant to the wire instructions set forth in Schedule 1.3.

          (ii) CONDITIONS. The “Sarasota Contingent Payment Date” shall be the date no later than April 30, 2010, on which all of the following conditions have been satisfied with respect to the Sarasota Project:

                    (A) The Purchaser shall have received an executed waiver from Seminole Electric Cooperative, Inc., in the form of Exhibit I; and

                    (B) The Purchaser shall have received an executed waiver from Sarasota County, in the form of Exhibit J.

          (c) ERIE CONTINGENT PAYMENT.

          (i) PAYMENT. On or before the Erie Contingent Payment Date, the Purchaser shall pay, or cause to be paid, to the Seller the sum of $XXXXXXX (the “Erie Contingent Payment”) pursuant to the wire instructions set forth on Schedule 1.3. The “Erie Contingent Payment Date” shall be the date no later than sixty (60) days following the Closing Date on which the Purchaser decides, in its sole discretion, to pursue development of the Erie Project.

          (ii) CONDITIONS. If the Purchaser decides, in its sole discretion, not to pursue development of the Erie Project, at Seller’s request, the Purchaser shall cause the Company to quitclaim all of the Assets related to the Erie Project (the “Erie Assets”) to the Seller for consideration of $1.00 so long as: (A) such transfer complies with applicable Legal Requirements and any applicable Material Contract, (B) the Seller accepts and assumes all of the Company’s obligations with respect to the Erie Assets (including under any Contract related to the Erie Project); provided that the Seller shall not accept or assume any obligations with respect to the Erie Assets to the extent such obligation is incurred or arises out of events occurring after the Closing Date, (C) the Seller releases and covenants not to sue the Purchaser or any of its Affiliates with respect to any claim or loss attributable or related to the Erie Assets assumed by Seller, (D) the Seller agrees to indemnify any Purchaser Indemnitee from any Damages incurred by such Purchaser Indemnitee with respect to the Erie Assets assumed by Seller, and (E) neither the Company nor the Purchaser has any on-going Liability with respect to the Erie Assets assumed by Seller. In connection with such transfer and assignment of the Erie Assets, the Purchaser, at no cost to it, the Company or its or their Affiliates, shall cooperate with all reasonable requests to assist the Seller with the consummation of such transfer after the Closing.

          (d) RIGHT OF SET-OFF. Without limiting any of the Purchaser’s rights or remedies available hereunder or at law or in equity, at the Purchaser’s election, the Purchaser or any Purchaser Indemnitee may offset against Contingent Payments due the Seller hereunder any amount remaining owed the Purchaser or any Purchaser Indemnitee hereunder. Amounts set off under this Section 1.8(d) shall be treated for all purposes as payment by the Purchaser hereunder in the amount of such set-off.

     SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE INTERESTS. The Seller represents and warrants as of the Effective Date and as of the Closing, to and for the benefit of the Purchaser as follows:

          Section 2.1. TITLE. The Seller is the record and beneficial owner of the Interests and has good, valid and marketable title to the Interests and owns such Interests free and clear of any and all Encumbrances. The Interests constitute 100% of the issued and outstanding limited liability company membership interests in the Company. At the Closing, the Seller will transfer to the Purchaser good, valid and marketable title of the Interests free and clear of all Encumbrances.

          Section 2.2. NO AGREEMENTS. Except for this Agreement, the Seller is not a party or subject to any outstanding options, warrants, contracts, calls, puts, rights to subscribe, conversion or preemptive rights or other agreements or rights providing for the issuance, disposition or acquisition of any of the Company’s securities, including the Interests, or any rights or interests exercisable therefor. Other than the operating agreement of the Company, the Seller is not party to any Contract limiting the transfer of the Interests or otherwise affecting the voting rights or other rights related to the Interests. The Seller has not granted any Person any proxy or other right with respect to the Interests.

          Section 2.3. POWER AND AUTHORITY. The Seller is a limited liability company, duly formed and validly existing in good standing under the laws of the State of Delaware. The Seller is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute, deliver or perform its obligations under this Agreement and the Transaction Documents to which it is or may become a party. The Seller has the full right, power and authority to enter into and to perform its obligations under this Agreement and each Transaction Document to which it is or may become a party. All limited liability company action on the part of the Seller necessary for the authorization, execution and delivery of, and performance under, this Agreement and the Transaction Documents to which it is or may become a party have been taken.

          Section 2.4. ENFORCEABILITY. This Agreement and each Transaction Document to which the Seller is or may become a party, when executed by the Seller, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors’ rights and by general principles of equity.

          Section 2.5. NON-CONTRAVENTION. The execution and delivery by the Seller of this Agreement and any of the Transaction Documents to which it is or may become a party, and the consummation and performance of any of the Transactions, will not directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Seller’s certificate of formation or operating agreement, or (ii) any resolution adopted by the Seller’s members and the Seller’s Management Committee; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller is subject; or (c) contravene, conflict with or result in a violation of, any Contract to which the Seller is a party or by which any of the Seller’s properties or assets are or may be bound.

          Section 2.6. CONSENTS. The execution and delivery by the Seller of this Agreement and each of the Transaction Documents to which the Seller is or may become a party and the consummation and performance of the Transactions do not and will not require the Seller to make any filing with or give any notice to, or obtain any Consent from any Person.

          Section 2.7. BROKERS. The Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee from the Purchaser, any of its Affiliates, the Company or the Subsidiary in connection with any of the Transactions, other than the Seller has engaged Ewing Bemiss & Co. (“Ewing Bemiss”) as its financial advisor in connection with the Transactions and is solely responsible to pay Ewing Bemiss for such services.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE COMPANY AND THE SUBSIDIARY. The Seller represents and warrants, to and for the benefit of the Purchaser, on the Effective Date and as of the Closing, as follows:

          Section 3.1. SUBSIDIARIES. Except for the Company’s ownership of 50% of the outstanding equity interests (the “Larimer Interests”) of Larimer Energy, LLC, a Delaware limited liability company (the “Subsidiary”), the Company does not have any subsidiaries and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

          Section 3.2. ORGANIZATION. The Company and the Subsidiary are each limited liability companies duly formed and validly existing in good standing under the laws of the State of Delaware. The Company and the Subsidiary are each qualified to do business in each jurisdiction in which the nature of the Business or the character or location of the Assets owned, leased or operated by it makes such qualification necessary, except where the failure to so qualify is not reasonably likely to have a Material Adverse Effect. Schedule 3.2 contains a complete and accurate list of the jurisdictions in which the Company and the Subsidiary are qualified to do business as foreign entities.

          Section 3.3. AUTHORITY; BINDING NATURE OF AGREEMENTS.

          (a) AUTHORITY. Each of the Company and the Subsidiary has the requisite limited liability company power and authority to conduct its Business in the manner in which its Business is currently being conducted and to own, lease and operate its Assets in the manner in which its Assets are currently owned and used.

          (b) ORGANIZATIONAL DOCUMENTS. The Seller has delivered to the Purchaser accurate and complete copies of each of the Company’s and the Subsidiary’s certificates of formation and operating agreements, each as amended as of the Effective Date, and no amendments have been made thereto or have been authorized since the Effective Date.

          Section 3.4. NON-CONTRAVENTION; CONSENTS.

          (a) NON-CONTRAVENTION. Except as set forth in Schedule 3.4(a), neither the execution and delivery of this Agreement or any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or the Subsidiary, or any of the Assets of the Company or the Subsidiary, is subject;

          (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Subsidiary or that otherwise relates to the Business or to the Assets of the Company or the Subsidiary;

          (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Company or the Subsidiary is a party or by which any of their Assets are bound;

          (iv) give any Person the right to (A) declare a default or exercise any remedy under any Contract to which the Company or the Subsidiary is a party or by which any of their Assets are bound, (B) accelerate the maturity or performance of any Contract to which the Company or the Subsidiary is a party or by which any of their Assets are bound or (C) cancel, terminate, modify or otherwise affect any rights of the Company under any Contract to which the Company or the Subsidiary is a party or by which any of their Assets are bound; or

          (v) result in the imposition or creation of any Encumbrance upon the Interests or any of the Assets of the Company or the Subsidiary.

          (b) CONSENTS. Except as set forth in Schedule 3.4(b), neither the Company nor the Subsidiary was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Documents or the consummation or performance of any of the Transactions.

          Section 3.5. CAPITALIZATION. Part I of Schedule 3.5 sets forth a complete and correct list of all of the holders of any equity interest in the Company and the Subsidiary and the percentage interests of each such equity holder. The Interests and the Larimer Interests have been duly authorized and are validly issued and outstanding in compliance with all applicable Legal Requirements, fully paid and nonassessable. Except for this Agreement and as set forth on Part II of Schedule 3.5, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Interests or the Larimer Interests; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Interests or the Larimer Interests; (iii) Contract under which the Company or the Subsidiary is or may become obligated to sell or otherwise issue any Interests or the Larimer Interests; or (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Interests or the Larimer Interests. Other than the operating agreement of the Subsidiary, the Company is not party to any Contract limiting the transfer of, or otherwise affecting the voting rights or other rights related to, the Larimer Interests. The Company has not granted any Person any proxy or other right with respect to the Larimer Interests.

          Section 3.6. BOOKS AND RECORDS; BANK ACCOUNTS.

          (a) BOOKS AND RECORDS. Accurate and complete copies of the contents of the minute books of the Company and the Subsidiary have been delivered to the Purchaser. The Books and Records of the Company and the Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices. Schedule 3.6(a) accurately lists each current officer, director and manager of the Company and the Subsidiary.

          (b) ACCOUNTS. Part I of Schedule 3.6(b) contains an accurate and complete list of: (i) the name of each bank or other financial institution in which the Company and the Subsidiary has an account (including any certificates of deposit) or safe deposit box, (ii) the recent balances of the accounts held in such banks, (iii) the names of all Persons authorized to draw thereon or to have access thereto, and (iv) the names of all Persons other than the officers of the Company and the Subsidiary who are authorized to incur Liabilities on behalf of the Company or the Subsidiary for borrowed funds. At the Closing, copies of all material records in the Seller’s, the Company’s or the Subsidiary’s possession, including all signature and authorization cards, pertaining to such accounts and safe deposit boxes will be delivered or made available to the Purchaser. Part II of Schedule 3.6(b) is an accurate and complete list of any Persons who have been issued a company credit card, including the type of card and account number.

          Section 3.7. FINANCIAL STATEMENTS.

          (a) COMPANY FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser accurate and complete copies of the following financial statements and notes (collectively, the “Company Financial Statements”):

          (i) the balance sheet of the Company as of November 30, 2008, and the related statements of earnings, members’ equity and cash flows of the Company for the fiscal year then ended, together with the notes thereto and the unqualified report and certification of Stone Carlie & Company, L.L.C. relating thereto; and

          (ii) the unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of the Interim Balance Sheet Date, and the related unaudited income statement, changes in members’ equity and cash flows of the Company for the nine months then ended, together with the notes thereto, accurate and complete copies of which are attached as Schedule 3.7(a)(ii).

          (b) PREPARATION OF COMPANY FINANCIAL STATEMENTS. The Company Financial Statements (i) have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Balance Sheet, to the lack of all required footnotes, (ii) are accurate and complete in all material respects, and (iii) fairly present in all material respects the financial condition, changes in members’ equity, results of operations and cash flows as of the respective dates and for the respective periods covered thereby.

          Section 3.8. ABSENCE OF CHANGES. Except as set forth in Schedule 3.8, since November 30, 2008:

          (a) to the Knowledge of the Seller, there has not been any change and no event has occurred that could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the financial performance of the Company or the Subsidiary that could reasonably be expected to have a Material Adverse Effect;

          (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Assets of the Company or the Subsidiary (whether or not covered by insurance);

          (c) neither the Seller, the Company nor the Subsidiary has sold or otherwise issued or pledged, hypothecated or granted any Encumbrance in, any Interests, the Larimer Interests, membership interests or any other securities;

          (d) neither the Company nor the Subsidiary has amended its certificate of formation or operating agreement;

          (e) neither the Company nor the Subsidiary has effected, or been party to, any merger, consolidation, recapitalization or reclassification of membership interests;

          (f) neither the Company nor the Subsidiary has leased, licensed, sold or abandoned or otherwise disposed of any Asset, other than sales of landfill gas (or electricity or environmental attributes generated from sales of landfill gas) in the Ordinary Course of Business;

          (g) neither the Company nor the Subsidiary has incurred or committed for any capital expenditure;

          (h) neither the Company nor the Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any Receivable or other Indebtedness;

          (i) neither the Company nor the Subsidiary has pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance;

          (j) neither the Company nor the Subsidiary has made any loan or advance to any other Person;

          (k) neither the Company nor the Subsidiary has (i) established, adopted, amended or terminated any Plan (including any amendment with a future effective date), or (ii) hired any employees;

          (l) neither the Company nor the Subsidiary has incurred, assumed, guaranteed or otherwise become subject to any Liability, other than accounts payable incurred by the Company in the Ordinary Course of Business;

          (m) neither the Company nor the Subsidiary has discharged any Encumbrance or discharged or paid any Indebtedness or other Liability, except for accounts payable and accrued Liabilities that have been discharged or paid in the Ordinary Course of Business;

          (n) neither the Company nor the Subsidiary has forgiven any Indebtedness or otherwise released or waived any right or claim;

          (o) neither the Company nor the Subsidiary has changed any of its accounting practices in any material respect;

          (p) neither the Company nor the Subsidiary has entered into any material transaction or taken any other action outside the Ordinary Course of Business; and

          (q) neither the Company nor the Subsidiary has agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (c) through (p) above.

          Section 3.9. TITLE TO ASSETS.

          (a) TITLE TO THE EQUITY INTERESTS IN THE SUBSIDIARY. Except as set forth in Schedule 3.9(a), the Company is the record and beneficial owner of the Larimer Interests and has good, valid and marketable title to the Larimer Interests, free and clear of any and all Encumbrances.

          (b) SUFFICIENCY OF ASSETS. No assets other than the Assets of the Company and the Subsidiary are necessary to conduct or operate, or have been material to the conduct or the operation of, the Business of the Company and the Subsidiary.

          (c) TITLE TO ASSETS. The Company and the Subsidiary each has good and marketable title to, or in the case of leased property has a valid leasehold interest in, all of its Assets free and clear of any Encumbrances, except as set forth in Schedule 3.9(c) (the “Permitted Encumbrances”). Notwithstanding the foregoing, the Seller shall not be deemed to have made representations regarding any landlord’s interest in, or title to, any real estate leased pursuant to the Real Property Leases.

          (d) THIRD PARTY RIGHTS. Except as set forth in Schedule 3.9(d), no Person (other than the Purchaser by reason of this Agreement) has any contractual or other right of first refusal or any other right or option to acquire the Assets of the Company or the Subsidiary or any portion thereof.

          (e) CONDITION OF ASSETS. Except as set forth in Schedule 3.9(e), all of the Tangible Property (i) is located at the Company’s and the Subsidiary’s respective offices or facilities, (ii) is in good operating condition and repair (taking account the age of any such item), ordinary wear and tear excepted, (iii) is adequate for the purposes for which it is being used, and (iv) has been maintained in accordance with commercially reasonable practices.

          Section 3.10. LIABILITIES AND INDEBTEDNESS; ACCOUNTS PAYABLE; RECEIVABLES.

          (a) LIABILITIES AND INDEBTEDNESS.

          (i) Neither the Company nor the Subsidiary has any Liabilities, except for (i) Liabilities identified as such in the “liabilities” column of the Interim Balance Sheet; (ii) the Payoff Debt listed on Schedule 3.10(a), (iii) Liabilities incurred by the Company in the Ordinary Course of Business since the Interim Balance Sheet Date and not incurred in breach of this Agreement, including the representations and warranties contained in Section 3.8 hereof; and (iv) the Company’s and the Subsidiary’s obligations under the Contracts disclosed on the Disclosure Schedules, provided that no such Liability consisted of or resulted from a default under or violation of any such Contract.

          (ii) As of the Closing, the Company shall have no Indebtedness.

          (b) ACCOUNTS PAYABLE. Schedule 3.10(b) provides an accurate and complete aging of the Company’s and the Subsidiary’s accounts payable as of the Effective Date or the Closing Date, as applicable. Except as set forth in Schedule 3.10(b), there are no unpaid invoices or bills which the Company or the Subsidiary, as applicable, has disputed or determined to dispute or refused to pay. All payables of the Company and the Subsidiary arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such payable is delinquent in its payment.

          (c) ACCOUNTS RECEIVABLE. Schedule 3.10(c) provides an accurate and complete aging of Receivables of the Company and the Subsidiary as of the Effective Date or the Closing Date, as applicable. All of the Receivables of the Company and the Subsidiary (i) arose from bona fide transactions entered into in the ordinary course of business and are not subject to any counterclaim or setoff, and (ii) are current, subject to the reserves shown on the accounting records of the Company and the Subsidiary as of the Closing Date, which have been determined consistent with GAAP.

          Section 3.11. COMPLIANCE WITH LEGAL REQUIREMENTS.

          (a) LEGAL REQUIREMENTS. Except as set forth in Schedule 3.11(a), each of the Company and the Subsidiary is, and at all times has been, in material compliance with each Legal Requirement that is applicable to it, or to the conduct of its Business or the ownership or use of its Assets and no event has occurred, and no condition or circumstance exists, that is reasonably likely to constitute or result in a material violation by the Company or the Subsidiary of, or a failure on the part of the Company or the Subsidiary to materially comply with, any Legal Requirement applicable to it.

          (b) NOTICE OF NON-COMPLIANCE. None of the Seller, the Company or the Subsidiary has received, at any time, any written notice or, to the Knowledge of the Seller, any other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement applicable to it which has not been fully resolved without any continuing effect on the Company or on the Subsidiary.

          Section 3.12. GOVERNMENTAL AUTHORIZATIONS.

          (a) OWNERSHIP. Schedule 3.12(a) lists all Governmental Authorizations by which the Company and the Subsidiary or their Assets are bound, accurate and complete copies of which have been delivered to the Purchaser. The Governmental Authorizations identified in Schedule 3.12(a) constitute all of the Governmental Authorizations necessary (i) to enable each of the Company and the Subsidiary to conduct its respective Business in the manner in which it is currently being conducted, and (ii) to permit each of the Company and the Subsidiary to construct, own and operate its Assets in the manner in which they are currently operated. Each Governmental Authorization identified or required to be identified in Schedule 3.12(a) is valid, in full force and effect and held in the name of the Company or the Subsidiary required to construct, own and operate the Assets as currently operated.

          (b) COMPLIANCE. Except as set forth in Schedule 3.12(b):

          (i) each of the Company and the Subsidiary is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.12(a);

          (ii) no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) (A) constitutes or results in or is reasonably likely to constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified in Schedule 3.12(a), or (B) would result in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified in Schedule 3.12(a);

     (iii) none of the Seller, the Company or the Subsidiary has received any written notice or, to the Knowledge of the Seller, any other communication from any Governmental Body or any other Person regarding, and, to the Knowledge of the Seller, there is no basis for (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified in Schedule 3.12(a); and

     (iv) all applications required to have been filed for the renewal of the Governmental Authorizations identified or required to be identified in Schedule 3.12(a) have been duly filed on a timely basis with the appropriate Governmental Bodies in order to maintain in effect any applicable Governmental Authorization during the review of such application, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Bodies.

          Section 3.13. INVENTORY. All of the Company’s and the Subsidiary’s existing inventory is of such quality as to be usable by the Company and the Subsidiary in the Ordinary Course of Business and the inventory levels maintained by the Company and the Subsidiary are adequate for the conduct of the Company’s and the Subsidiary’s operations as currently conducted.

          Section 3.14. REAL PROPERTY.

          (a) REAL PROPERTY LEASES. Schedule 3.14(a) accurately identifies all real property leases, easements, licenses, rights of way, and other Contracts pursuant to which the Company or the Subsidiary has any real property rights to which the Company or the Subsidiary is a party (the “Real Property Leases”), accurate and complete copies of which have been delivered to the Purchaser. Except for the leaseholds and other real property interests created under the Real Property Leases, there is no real property or any interest in real property used or utilized in connection with the Assets or Business of the Company or the Subsidiary. Neither the Company nor the Subsidiary owns any real property.

          (b) ENFORCEABILITY. The Real Property Leases are valid and in full force and effect and constitute valid, binding and enforceable obligations of the Company and the Subsidiary, respectively, and to the Knowledge of the Seller, the other parties thereto.

          (c) NO DEFAULTS. Neither the Company nor the Subsidiary, or to the Seller’s Knowledge the other parties thereto, is in breach or default of any Real Property Lease. Neither the Company nor the Subsidiary has received or given any notice or threat claiming any violation of, or breach, default or liability under any Real Property Lease or Legal Requirement applicable to it, or requiring or calling attention to the need for material work, repairs, construction, alteration or installments to the real property under the Real Property Leases.

          (d) SUFFICIENCY OF REAL PROPERTY LEASES. All plants, facilities, structures and other improvements are generally suitable for the purposes used and are generally adequate and sufficient for all current operations of the Business of the Company and the Subsidiary, and are generally in good operating condition and repair (taking into account the age of any such item), ordinary wear and tear excepted.

          (e) UTILITIES. The real property occupied by the Company and the Subsidiary pursuant to the Real Property Leases is serviced by adequate and sufficient water, sewer and utility service in connection with the current use thereof, at, to the Knowledge of the Seller, normal and customary rates.

          (f) OTHER REAL PROPERTY AGREEMENTS. Other than the Real Property Leases, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person other than the Company or the Subsidiary the right of use or occupancy of any real property.

          (g) CONDEMNATION. (i) Neither the Company nor the Subsidiary has received written notice or, to the Seller’s Knowledge, any oral communication, of, (ii) there are no existing, and (iii) the Seller has no Knowledge of, in each case, any proposed or contemplated, condemnation or eminent domain actions of any type, or special assessments of any type affecting any portion of any of the Projects and/or any real property which is the subject of the Real Property Leases.

          Section 3.15. CONTRACTS.

          (a) MATERIAL CONTRACTS. The Seller has delivered to the Purchaser accurate and complete copies of all Material Contracts to which the Company or the Subsidiary is bound (or in the case of oral contracts, accurate and complete written summaries thereof), and each such Contract is listed in Schedule 3.15(a). The Contracts listed in Schedule 3.15(a) constitute all of the Contracts necessary to operate, or material to the operation of, the Business of the Company and the Subsidiary. Each Contract listed in Schedule 3.15(a) is valid and in full force and effect and constitutes a valid, binding and enforceable obligation of the Company or the Subsidiary, respectively, and, to the Knowledge of the Seller, the other parties thereto.

          (b) NO DEFAULTS. Except as set forth in Schedule 3.15(b), with respect to the Contracts listed in Schedule 3.15(a): (i) neither the Company nor the Subsidiary has violated or breached, or declared or committed any default under, any Material Contract and, to the Knowledge of the Seller, no other Person has violated, breached, or declared or committed any default under, any Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that is reasonably likely to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Material Contract by the Company or the Subsidiary or, to the Knowledge of the Seller, by any other parties thereto, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) neither the Company nor the Subsidiary has received any notice or other communication (in writing or otherwise) regarding any actual or alleged violation or breach of, or default under, any Material Contract; (iv) neither the Company nor the Subsidiary has waived any of its rights under any Material Contract; and (v) no Person is renegotiating or, to the Knowledge of the Seller, has the right to renegotiate, any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other term or provision of any Material Contract.

          (c) CONTINGENT PAYMENTS. Schedule 3.15(c) lists all contingent or other conditional payment obligations of the Company or the Subsidiary under any Material Contract.

          Section 3.16. TAX MATTERS.

          (a) TAX RETURNS. Except as set forth in Schedule 3.16(a), the Company and the Subsidiary have properly and timely filed all Tax Returns that they were required to file, all of which were accurately prepared and completed in full compliance with all applicable Legal Requirements. All Taxes due and owing by the Company and the Subsidiary (whether or not shown on any Tax Return) have been timely paid, and each of the Company and the Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party. No extension or waiver of the limitation period applicable to any of the Tax Returns of the Company or the Subsidiary has been granted. The Seller has delivered to the Purchaser accurate and complete copies of all income Tax Returns filed by the Company since November 9, 2006. The Subsidiary has never filed any Tax Return.

          (b) DISCLOSURE OF TAXES. The Company Financial Statements properly accrue all actual and contingent Liabilities for Taxes required to be accrued with respect to all periods through the dates thereof in accordance with GAAP. Since November 30, 2008, neither the Company nor the Subsidiary has incurred any Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) except in the Ordinary Course of Business. Any Taxes of the Company or the Subsidiary relating or attributable to any Tax period or portion thereof through and including the Closing Date (the “Pre-Closing Tax Period” that are not yet due and payable as of the Closing Date will be reflected as Liabilities on the Closing Financial Statements, whether or not required to be reflected on a balance sheet in accordance with GAAP.

          (c) TAX DEFICIENCIES. Except as set forth in Schedule 3.16(c), neither the Company nor the Subsidiary has received any written notice or, to the Knowledge of the Seller, any other communication of any Tax deficiency, adjustment or similar document and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against the Company.

          (d) TAX AUDITS. Schedule 3.16(d) identifies each examination or audit of any Tax Return of the Company that has been conducted since November 9, 2006. No audit has been threatened or initiated with respect to the Larimer Project. No audit of the Company or the Subsidiary by any Governmental Body is currently pending or, to the Knowledge of the Seller, threatened.

          (e) TAX ENCUMBRANCES. Except as set forth in Schedule 3.16(e), no claim or other Proceeding is pending or, to the Knowledge of the Seller, has been threatened in writing against or with respect to the Company or the Subsidiary in respect of any Tax.

          (f) TAX SHARING AGREEMENTS. Neither the Company nor the Subsidiary is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement.

          (g) DISREGARDED ENTITY. The Company is and has been disregarded as a separate entity and treated as part of the Seller for all relevant income tax purposes, and will continue to be so classified up to the Closing.

          (h) GOLDEN PARACHUTE ARRANGEMENTS. Neither the Company nor the Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

          (i) NON-QUALIFIED DEFERRED COMPENSATION PLANS. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company and the Subsidiary has been operated in compliance in all material respects with Section 409A of the Code.

          (j) FOREIGN PERSON. The Seller is not a “foreign person” as defined in Section 1445 of the Code.

          (k) TAX-EXEMPT FINANCING; SUBSIDIES. None of the Projects have benefited from any grant, tax-exempt bonds (or similar tax-exempt financing), subsidized energy financing or other credits, in each case within the meaning of Section 45(b)(3) of the Code. There are no contracts originally entered into before January 1, 1987 under which electricity produced by the Projects will be sold to a utility. None of the Projects is a facility that is excluded from the definition of “qualified facility” by reason of Section 45(e)(9) of the Code as in effect as of the date of this Agreement or Section 45(e)(9) of the Code as in effect immediately prior to the amendment thereof by Public Law 109-58 (Energy Tax Incentives Act of 2005).

          (l) ALTERNATE DEPRECIATION SYSTEM. None of the Assets of the Company or the Subsidiary are subject to the Alternative Depreciation System within the meaning of Section 168(g) of the Code (or equivalent provision of state or local law) or constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of such Assets is subject to a lease, safe-harbor lease, or other arrangement as a result of which the Company or the Subsidiary, as applicable, will not be treated as the owner for federal income tax purposes following the Closing.

          (m) REPORTABLE TRANSACTIONS. None of the Seller, the Company or the Subsidiary is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury regulations.

          Section 3.17. EMPLOYEE AND LABOR MATTERS. Except with respect to Mark Oliger pursuant to the Employment Agreement dated June 11, 2007, neither the Company nor the Subsidiary employs any employees nor has the Company or the Subsidiary ever employed any employees, either as a regular employer, primary employer, special employer or joint employer (in each case, whether or not properly classified by the Company or the Subsidiary). Neither the Company nor the Subsidiary (a) has retained or employed any individual Persons as “independent contractors” (in each case, whether or not properly classified by the Company or the Subsidiary), except as set forth in Schedule 3.17; (b) controls the method, manner or means by which any individual Person performs work at the Company, the Subsidiary or any Project; (c) establishes or controls the terms and conditions of any employee’s employment at the Company, the Subsidiary or any Project; (d) is a party to, a guarantor of, or bound by, any collective bargaining agreement with any labor union or labor organization, nor is aware of any organizational effort made or threatened, currently or within the past two (2) years, by or on behalf of any labor union with respect to the Company or the Subsidiary; (e) is a party to, or a guarantor of, any contract of employment with any individual Person; (f) has, or can reasonably be expected to have, any Liability with respect to any employee of any Person or any individual independent contractor retained by any Person, whether under any Legal Requirement or Contract or otherwise; (g) is a party to, or has been, has been, in the last two (2) years, a party to any lawsuit or administrative action, or has been the recipient of any formal or informal complaint, in which any Person has asserted that such Person is an employee or independent contractor of the Company or the Subsidiary, or that the Company or the Subsidiary has employment Liability to such Person; or (h) is a party to, or has been, in the last two (2) years, a party to any proceeding asserting that the Company or the Subsidiary has committed an unfair labor practice, or seeking to compel the Company or the Subsidiary to bargain with any labor union or labor organization.

          Section 3.18. EMPLOYEE BENEFIT PLANS; ERISA. Neither the Company nor the Subsidiary: (a) maintains, sponsors, contributes to or participates in (nor has the Company or the Subsidiary ever maintained, sponsored, contributed to or participated in) any Plan; or (b) has incurred or is reasonably expected to incur any Liability to or in respect of any Plan of any ERISA Affiliate. No ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or otherwise incurred any Liability (including without limitation, contingent Liability) under any Plan that is subject to Section 412 of the Code or Title IV of ERISA. None of the Company, the Subsidiary or any ERISA Affiliate of the Company has ever had or can be reasonably expected to have any Liability to the Pension Benefit Guaranty Corporation (PBGC).

          Section 3.19. PROCEEDINGS; ORDERS.

          (a) PROCEEDINGS. Except as set forth in Schedule 3.19(a), there is no pending Proceeding, and, to the Knowledge of the Seller, no Person has threatened to commence any Proceeding against the Company or the Subsidiary or against any other Person that otherwise relates to or is reasonably likely to result in a Material Adverse Effect on the Business of the Company or the Subsidiary or any of the Assets of the Company or the Subsidiary; or that challenges, or that is reasonably likely to have the effect of preventing, delaying or making illegal any of the Transactions. Except as set forth in Schedule 3.19(a), to the Knowledge of the Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials that relate to the Proceedings identified in Schedule 3.19(a).

          (b) ORDERS. There is no Order to which the Company or the Subsidiary, the Business or any of the Company’s or the Subsidiary’s Assets is subject.

          (c) ORDERS AFFECTING DIRECTORS, OFFICERS OR EMPLOYEES. To the Knowledge of the Seller, no director, officer or employee of the Company or the Subsidiary is subject to any Order that prohibits such director, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

          (d) PROPOSED ORDERS. To the Knowledge of the Seller, there is no proposed Order that, if issued or otherwise put into effect, would have a Material Adverse Effect or may have the effect of preventing, delaying or making illegal any of the Transactions.

          Section 3.20. INSURANCE.

          (a) POLICIES. Schedule 3.20(a) contains an accurate and complete list and description (including the numbers, for the terms, with the companies and the amounts) of each insurance policy maintained by the Company or the Subsidiary with respect to the Assets or Business of the Company or the Subsidiary. The Seller has delivered to the Purchaser copies of each of the insurance policies identified in Schedule 3.20(a) (including all renewals thereof and endorsements thereto). The premiums on such insurance policies have been currently paid, and such policies are valid, enforceable and in full force and effect, and neither the Company nor the Subsidiary is in default under any such insurance policy.

          (b) COMMUNICATIONS WITH CARRIERS. All claims under the insurance policies identified in Schedule 3.20(a) (including all incidents or occurrences that are defined as “claims” under the policies) have been properly reported (including by providing all notices and information without inaccuracies or errors) to the insurance carriers, and no reservation of rights has been issued that may jeopardize such coverage. Neither the Company nor the Subsidiary has received written notice (i) of cancellation of any such insurance policies, (ii) regarding any actual or possible adjustments in the amount of the premiums payable with respect to the insurance policies identified in Schedule 3.20(a), or (iii) of any actual or possible refusal of coverage, or any actual or possible rejection of any claim, under any of the insurance policies identified in Schedule 3.20(a). The consummation of the Transactions will not result in the termination of any insurance policy identified in Schedule 3.20(a).

          (c) PENDING CLAIMS. Except as set forth in Schedule 3.20(c), there is no pending claim under or based upon any of the insurance policies identified in Schedule 3.20(a).

          Section 3.21. INTELLECTUAL PROPERTY.

          (a) COMPANY INTELLECTUAL PROPERTY RIGHTS. Schedule 3.21(a) contains an accurate and complete list of all applications and registrations included in the Company Intellectual Property Rights and all material unregistered trademarks included in the Company Intellectual Property Rights.

          (b) OWNERSHIP. The Company Intellectual Property Rights consist solely of items and rights that are: (i) owned by the Company or (ii) rightfully used by the Company pursuant to a valid license or similar agreement (the “Licensed Intellectual Property”). Either the Company or the Subsidiary, as applicable, has (whether by virtue of ownership, license or otherwise) all rights in the Company Intellectual Property Rights necessary to carry out their Business as currently conducted or contemplated to be conducted.

          (c) NO INFRINGEMENT. The conduct of the Business of the Company and the Subsidiary as currently conducted or contemplated to be conducted does not, to the Knowledge of the Seller, infringe (either directly or indirectly, such as through contributory infringement) any Intellectual Property Rights owned or controlled by any third party. There is no pending or, to the Knowledge of the Seller, threatened claim or Proceeding in any jurisdiction, whether against the Company or the Subsidiary or any third party, (i) involving any Company Intellectual Property Rights, or involving any Licensed Intellectual Property; (ii) alleging that the activities or the conduct of the Business, or the possession or use of any Company Intellectual Property Rights by any customer or other licensee of the Company or the Subsidiary, does or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights, nor, to the Knowledge of the Seller, is there any reasonable basis for any such claim or Proceeding. To the Knowledge of the Seller, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any current or former employee or contractor of the Company or the Subsidiary (or its Affiliates or predecessors in interest). The Company and the Subsidiary have taken all necessary measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the Business as currently conducted or contemplated to be conducted.

          (d) ROYALTIES. There are no royalties, fees, honoraria or other payments payable by the Company or the Subsidiary to any Person or Entity by reason of the ownership, development, use, license, sale or disposition of any Company Intellectual Property Rights, other than license fees owed pursuant to those written agreements listed in Schedule 3.21(d).

          (e) NO CONFLICTS. Neither the Company nor the Subsidiary is, and as a result of the execution or delivery of this Agreement or any of the other Transaction Documents, or the consummation or performance of any of the Transactions, will be, in violation of any Contract relating to Company Intellectual Property Rights, cause the diminution, termination, transfer or forfeiture of any of the Company’s rights in any Company Intellectual Property Rights or require the consent of any Governmental Body or third party in respect of any such Company Intellectual Property Rights. To the Knowledge of the Seller, each Contract relating to Company Intellectual Property constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and there exists no breach and no event or circumstance which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or the Subsidiary thereunder, or to the Knowledge of the Seller, any other party thereto.

          Section 3.22. ENVIRONMENTAL MATTERS.

          (a) COMPLIANCE WITH ENVIRONMENTAL LAW. Except as disclosed in Schedule 3.22(a), the Company and the Subsidiary are in compliance with all applicable Environmental Laws, and there are no non-compliance orders, warning letters, notices of violation, claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or Proceedings pending or, to the Knowledge of the Seller, threatened against the Company or the Subsidiary or any of the real property which is the subject of the Real Property Leases, issued by any Governmental Body or third party with respect to any Environmental Laws or Environmental Permits.

          (b) ENVIRONMENTAL PERMITS. Schedule 3.22(b) discloses all Governmental Authorizations required by any applicable Environmental Law (collectively, “Environmental Permits”) necessary to construct, own and operate the Assets as presently operated and to conduct the Business of the Company and the Subsidiary. Each such Environmental Permit is valid, in full force and effect and issued in the name of the Company or the Subsidiary required to hold such Environmental Permit in order to operate the Assets as presently operated, and neither the Company nor the Subsidiary is in breach or default of any material terms or conditions contained in such Environmental Permits.

          (c) UNDERGROUND STORAGE TANKS. Except as disclosed in Schedule 3.22(c), neither the Company nor the Subsidiary uses, nor has it used, any aboveground or underground storage tanks, and, to the Knowledge of the Seller, there are not now nor have there ever been any such tanks beneath any of the real property which is the subject of any of the Real Property Leases. Except as set forth in Schedule 3.22(c), to the Knowledge of the Seller, those tanks disclosed in Schedule 3.22(c) have been operated at all times in compliance with Environmental Laws and there have been no Releases from them.

          (d) RELEASES. Except as disclosed in Schedule 3.22(d), there has not occurred, nor is there presently occurring, a Release, or threatened Release, by the Company or the Subsidiary, nor, to the Knowledge of the Seller, by any other Person, of any Hazardous Material on, into or beneath the surface of any of the real property which is the subject of any of the Real Property Leases or on, into or under any other real property to which Hazardous Materials originating from or on the real property leased pursuant to the Real Property Lease have been transported, in either case, in (i) an amount requiring a notice or report to be made to a Governmental Body, or (ii) in such a manner as to give rise to any Liability for the Company or the Subsidiary under Environmental Laws.

          Section 3.23. CUSTOMERS; SUPPLIERS.

          (a) MAJOR CUSTOMERS. Schedule 3.23(a) accurately identifies, and provides an accurate and complete breakdown of the revenues generated from, each customer or other Person who accounted for revenues of the Company or the Subsidiary in excess of $100,000 in the aggregate in the twelve (12) month period ended as of the Effective Date (each a “Major Customer”).

          (b) MAJOR SUPPLIERS. Schedule 3.23(b) accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier that was paid more than $100,000 in the aggregate from the Company or the Subsidiary in the twelve (12) month period ended as of the Effective Date (each a “Major Supplier”).

          (c) CHANGES TO EXISTING RELATIONSHIPS. Except as set forth in Schedule 3.23(c), neither the Company nor the Subsidiary has received any notice or other communication (in writing or otherwise) indicating that, and neither the Company nor the Subsidiary has any reason to believe that, any Major Customer or any significant end user that places orders through any Major Customer (i) intends to, or has threatened to, cease dealing with the Company or the Subsidiary, respectively, or (ii) is, or may become, unable to satisfy all of such Person’s current and future monetary and other obligations to the Company or the Subsidiary, respectively.

          (d) CHANGES TO SUPPLY TERMS. Except as set forth in Schedule 3.23(d), no Major Supplier has changed any significant supply terms since November 30, 2008, and neither the Company nor the Subsidiary has received any notice or other communication (in writing or otherwise) indicating that such Supplier may change any significant supply terms after the Closing Date.

          (e) ADVERSE EFFECT ON RELATIONSHIPS. To the Knowledge of the Seller, the Transactions will not adversely affect the Company’s or the Subsidiary’s relations with any of their respective customers or suppliers.

          Section 3.24. BROKERS. Neither the Company nor the Subsidiary has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions and/or in connection with any of the Real Property Leases.

          Section 3.25. STATUS. The Company (a) owns no other assets and has no Liabilities of any kind except for Liabilities related to the Projects and obligations under the Material Contracts; and (b) does not engage, and has never engaged, in any business other than development and ownership of the Projects. The Subsidiary was (a) owns no other assets and has no Liabilities of any kind except for Liabilities related to the Larimer Project and obligations under the Material Contracts relating to the Larimer Project; and (b) does not engage, and has never engaged, in any business other than development and ownership of the Larimer Project.

          Section 3.26. REGULATORY STATUS.

          (a) REGULATORY STATUS. The Company and the Subsidiary either are not subject to or are exempt from regulation under the Public Utility Holding Company Act of 2005 (“PUHCA”). Neither the Company nor the Subsidiary is subject to rate, financial or corporate regulation of utilities under the Federal Power Act (“FPA”) or the laws of any state, except as a “qualifying small power production facility” within the meaning of the FPA.

          (b) QUALIFYING FACILITIES. The following Projects are duly certified as and meet the requirements for status as a “qualifying small power production facility” within the meaning of the FPA: (i) the Operating Project located in Hernando, Florida; (ii) the Development Project located in Sarasota, Florida; and (iii) the Development Project located in Weld County, Colorado.

          (c) PIPELINE REGULATORY COMPLIANCE. The Company and the Subsidiary are in compliance in all material respects with the requirements of 49 U.S.C. 60101 et seq. and the regulations issued by the United States Department of Transportation pursuant thereto with respect to all pipelines owned or operated by the Company or the Subsidiary, as applicable, which are used in connection with the collection, treatment, processing or delivery of landfill gas by the Operating Projects or the Larimer Project, as applicable (the “Pipelines”), to the extent such laws and regulations are applicable thereto. None of the Pipelines, and neither the Company’s nor the Subsidiary’s ownership or operation thereof, as applicable, are subject to regulation (i) under the Natural Gas Act of 1938, as amended, (ii) under the Natural Gas Policy Act of 1978, as amended, or (iii) as a public utility or utility under the laws, rules or regulations of any state.

          Section 3.27. CERTAIN RELATED PARTY TRANSACTIONS. Except as set forth on Schedule 3.27, neither the Company nor the Subsidiary is indebted, either directly or indirectly, to any Related Party; no Related Party is indebted to either the Company or the Subsidiary or, to the Seller’s knowledge, has any direct or indirect ownership interest in any Person with which the Company or the Subsidiary is affiliated or with which the Company or the Subsidiary has a business relationship, or any Person which competes with the Company or the Subsidiary. No Related Party has a direct or indirect interest in any Contract with the Company or the Subsidiary. All Related Party transactions listed on Schedule 3.27 will be terminated at or prior to the Closing.

          Section 3.28. ABSENCE OF CERTAIN BUSINESS PRACTICES.

          (a) GENERALLY. None of the Seller, the Company, the Subsidiary or any Representative of any such Person, nor any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any payment (in kind or in cash), gift or similar benefit to any customer, supplier, governmental employee, lobbyist, labor union, political action committee, candidate for public office or other Person who is or may be in a position to help or hinder the business of such Person (or assist any of them in connection with any actual or proposed transaction) which (a) might subject the Purchaser to any damage or penalty in any civil, criminal or governmental Proceeding, (b) if not given in the past, might have materially and adversely affected the assets, business or operations of any Project, or (c) if not continued in the future, might adversely affect the business of any Project or the Purchaser, or might subject the Purchaser to any Proceeding.

          (b) ANTITRUST MATTERS. No Representative of the Company or the Subsidiary has violated any state or federal antitrust law (the “Antitrust Laws”) during the past five (5) years. Each of the Company and the Subsidiary is currently in compliance with all Antitrust Laws. Neither the Company, the Subsidiary nor any of its Representatives has received a grand jury subpoena, trial subpoena, summons, civil investigative demand or other request for disclosure of any documents or information relating to any alleged violation of the Antitrust Laws. No facts or circumstances exist which, to the Seller’s Knowledge, would reasonably be expected to form the basis for any such violation or noncompliance.

          Section 3.29. DISCLOSURE. No material report, financial statement, certificate or other written information furnished by or on behalf of the Seller to the Purchaser, any of its Affiliates or its or their Representatives in connection with this Agreement and the Transactions or delivered hereunder when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which they were made, not materially misleading. Except for specific events or circumstances that would not cause a Material Adverse Effect, the Seller has no Knowledge of any specific events or circumstances involving the Company, the Subsidiary or any Project that would, in the reasonable opinion of Seller, individually or in the aggregate, be considered material by a reasonable investor in making an investment decision regarding the Company, except for any such events or circumstances which have been disclosed in this Agreement or the other Transaction Documents.

          Section 3.30. KNOWLEDGE OF THE SELLER. With respect to the Seller, no individuals associated with the Seller, the Company or the Subsidiary, or its Affiliates, other than the individuals listed in the definition of “Knowledge” with respect to the Seller, could reasonably be expected to be more knowledgeable about the subject matters covered in the Seller’s representations in this Agreement than such listed individuals.

          Section 3.31. OWNERSHIP OF ENVIRONMENTAL ATTRIBUTES. After taking into account the Environmental Attributes Agreement, the Company and the Subsidiary, as applicable, has good and marketable title to all Environmental Attributes accrued by or otherwise attributable to its Assets, and except as set forth on Schedule 3.31, the Environmental Attributes are owned by the Company or the Subsidiary, as applicable, free and clear of any Encumbrance.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser represents and warrants, to and for the benefit of the Seller as follows:

          Section 4.1. DUE ORGANIZATION AND EXISTENCE. The Purchaser is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware. The Purchaser is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute, deliver or perform its obligations under this Agreement and the Transaction Documents to which it is or may become a party.

          Section 4.2. POWER AND AUTHORITY. The Purchaser has the full right, power and authority to enter into and perform its obligations under this Agreement and each Transaction Document to which the Purchaser is or may become a party. The execution, delivery and performance of this Agreement and each Transaction Document to which the Purchaser is or may become a party have been duly authorized by all necessary action on the part of the Purchaser.

          Section 4.3. ENFORCEABILITY. This Agreement and each Transaction Document to which the Purchaser is or may become a party, when executed by the Purchaser, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors’ rights and by general principles of equity.

          Section 4.4. NON-CONTRAVENTION. The execution and delivery by Purchaser of this Agreement and any of the Transaction Documents to which Purchaser is or may become a party, and the consummation and performance of any of the Transactions, will not directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Purchaser’s certificate of formation or operating agreement, or (ii) any resolution adopted by the Purchaser’s members; or (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject; or (c) contravene, conflict with or result in a violation of, any Contract to which the Purchaser is a party or by which any of the Purchaser’s properties or assets are or may be bound.

          Section 4.5. CONSENTS. The execution, delivery and performance by the Purchaser of this Agreement and each of the Transaction Documents to which the Purchaser is or may become a party, require no notice to, filing with, or Consent of any Governmental Body or other Person.

          Section 4.6. PROCEEDINGS. There are no Proceedings pending, or to the Purchaser’s Knowledge, threatened to which the Purchaser is a party in any case at law or in equity before any Governmental Body against or affecting the Purchaser or its properties or assets, which would reasonably be expected to materially and adversely affect (a) the ability of the Purchaser to perform its obligations under this Agreement or any of the Transaction Documents to which the Purchaser is or may become a party, or (b) the financial condition of the Purchaser.

          Section 4.7. BROKERS. The Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee from the Seller in connection with any of the Transactions.

          Section 4.8. EXPERIENCED AND KNOWLEDGEABLE PURCHASER. The Purchaser is, or is being advised by, an experienced and knowledgeable investor in the power generation and development business. Prior to entering into this Agreement, the Purchaser was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Agreement and has relied solely (except for the representations and warranties of the Seller set forth in Section 3) on an independent investigation and evaluation of, and appraisal and judgment with respect to, the Company and the Subsidiary, the Business, the Assets (including the Projects), Liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Subsidiary, and the revenue, price, and expense assumptions applicable thereto.

          SECTION 5. CONFIDENTIALITY. Each party agrees that neither it nor its Affiliates or its or their Representatives shall reveal to any other Person (a) the terms of this Agreement or the Transaction Documents and (b) any financial, commercial or technical information relating to the Purchaser, the Seller, the Company or the Subsidiary (collectively, the “Information”). Except to the extent otherwise required by law, the Information will be used solely for the purposes of evaluating the Transactions and will be kept confidential by the receiving party, its Affiliates and its and their Representatives; provided, however, that the obligations set forth in the preceding text of this Section 5 shall not apply to the disclosure of any Information:

          (a) to any of the Representatives of the receiving party as necessary for the consummation of the Agreement and the Transactions;

          (b) as to which the disclosing party consents in writing;

          (c) to auditors, rating agencies, attorneys and financing parties of the receiving party;

          (d) to any Person in connection with the financing, disposition of Assets in, or Assets of, the receiving party, the Company or the Subsidiary, or any direct or indirect owner of any of the forgoing;

          (e) to the extent required to be disclosed by any applicable Legal Requirement; and

          (f) in connection with (i) any Proceeding by a party to enforce its rights under this Agreement or any of the documents to be executed pursuant hereto or (ii) the defense of any Proceeding against a party, any of its Affiliates or any Representatives of the foregoing;

Notwithstanding the foregoing, “Information” shall not include information that (i) is publicly known at the time of its disclosure, (ii) is lawfully received from a third party not subject to any confidentiality agreement, or (iii) is published or otherwise made known to the public by a Person other than a party to this Agreement through no breach by a party hereto of its obligations hereunder. Each party shall take all steps necessary or appropriate to maintain the strict confidentiality of the Information and to assure compliance with this Agreement. If this Agreement terminates pursuant to Section 10 hereof, the receiving party will promptly return to the disclosing party all material containing or reflecting the Information. Each party agrees that the remedy at law for any breach of this Section 5 would be inadequate and that either party shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 5.

     SECTION 6. CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

     The obligation of the Purchaser to purchase the Interests and to take the other actions required to be taken by the Purchaser at the Closing are subject to the satisfaction, on and as of the Closing, of each of the following conditions:

          Section 6.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Seller in this Agreement (considered individually and in the aggregate) shall be true and correct on and as of the Closing Date (except for representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date).

          Section 6.2. APPROVAL OF TRANSACTIONS; CONSENTS.

          (a) The Purchaser’s sole member shall have authorized the execution and delivery of this Agreement by the Purchaser and shall have authorized the consummation of the Transactions.

          (b) Each of the Consents identified in Schedule 3.4(b) shall have been obtained and shall be in full force and effect.

          Section 6.3. NO PROHIBITION. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Affiliate of the Purchaser to suffer any adverse consequence under (a) any applicable Legal Requirement or Order, (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body and would be applicable to the Purchaser or any Affiliate of the Purchaser, or any of the Projects, or (c) any Contract to which the Company and/or the Subsidiary is a party.

          Section 6.4. PERFORMANCE OF OBLIGATIONS.

          (a) The Seller shall have delivered to the Purchaser the following:

          (i) possession and control of the Interests and of the Company and the Subsidiary, including all of the Company’s and the Subsidiary’s Assets, Tangible Property and Books and Records;

          (ii) a copy of (A) the certificate of formation of the Company and the Subsidiary, certified by the Secretary of the State of Delaware within five (5) days prior to the Closing Date, and certified by a manager of the Company and of the Subsidiary to be true, complete and correct as of the Closing Date, (B) the operating agreement of the Company and of the Subsidiary (as amended through the Closing Date), certified by a manager or officer of the Company and of the Subsidiary, as applicable, to be true, complete and correct as of the Closing Date, and (C) a list of the incumbent officers and specimen signatures of the Company and of the Subsidiary, dated as of the Closing Date, and certified by a manager of the Company and the Subsidiary, as applicable, to be true, complete and correct as of the Closing Date;

          (iii) good standing certificates issued by the Secretary of the State of Delaware and by the Secretary of State of all jurisdictions in which the Company and the Subsidiary are qualified to do business and tax clearance certificates issued by the department of revenue or other appropriate Governmental Body in all jurisdictions in which the Company and the Subsidiary are required to pay taxes showing that all taxes due and owing have been paid in full, each dated within five (5) days of the Closing Date;

          (iv) certificates of a manager of the Seller evidencing satisfaction of the conditions specified in this Section 6 as reasonably requested by the Purchaser;

          (v) pay-off letters and UCC termination statements showing the release of all Encumbrances affecting the Interests, the Company or the Subsidiary or any of their Assets;

          (vi) evidence of resignation or removal as of the Closing of all officers and directors of the Company and the Subsidiary listed on Schedule 3.6(a);

          (vii) the Non-Foreign Certificate; and

          (viii) evidence satisfactory to the Purchaser that CD #0089467167, on deposit with Regions Bank to secure the Letter of Credit issued to the City of David City, Nebraska (Reference Number 55102915), has been transferred to, and is listed in the name of, the Company.

          (b) Each of the Transaction Documents shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect, and the Seller or any Affiliate of Seller shall not be in breach or default of any provision thereof, and the Seller shall have tendered its Closing Actions.

          (c) All of the other covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing and each of said covenants and obligations shall have been duly complied with and performed in all material respects.

          Section 6.5. NO INJUNCTION. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction that prohibits the sale of the Interests by the Seller to the Purchaser.

          Section 6.6. NO MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred and be continuing.

          Section 6.7. TITLE INSURANCE AND SURVEYS. The Purchaser shall have received 2006 ALTA extended coverage leasehold owner’s title insurance policies, purchased by the Purchaser at its sole expense, in the name of the Company, insuring the Purchaser for the full value of the real estate rights associated with each of the Operating Projects, and an ALTA survey showing ownership of all rights and interests in and to the real property of the Operating Projects, in each case subject only to the Permitted Encumbrances.

          Section 6.8. ESTOPPEL CERTIFICATES. The Purchaser shall have received written estoppel and non-disturbance certificates from those Persons listed on Schedule 6.8 under any Material Contract.

          Section 6.9. PROCEEDINGS. No Proceedings shall have been initiated, or to the Purchaser’s Knowledge, threatened by any Governmental Body, which in any case would prohibit the Transactions or the ability of the Purchaser or the Seller to consummate any of such Transactions.

          Section 6.10. OPINIONS. The Seller shall have delivered an opinion from counsel to the Seller addressed to Purchaser in form and substance acceptable to the Purchaser.

          Section 6.11. ENGINEERING REPORTS. The Purchaser shall have received Phase I environmental assessments with respect to the Operating Projects, in form and substance acceptable to the Purchaser in its sole discretion and paid for by the Purchaser at its sole expense.

          Section 6.12. MANAGEMENT SERVICES AGREEMENT. Each of the Company and Mowood Services Corp. have entered into a management services agreement for the provision by Mowood Services Corp. of certain management services to the Company (the “Management Services Agreement”) in form and substance satisfactory to the Purchaser.

          Section 6.13. TERMINATION OF MANAGEMENT SERVICES AGREEMENT. The Seller shall have provided to the Purchaser evidence that the Management Services Agreement, dated as of March 3, 2008, between Mowood Services Corp. and the Company shall have been terminated with no liability to the Company.

          Section 6.14. LARIMER ACTIONS. If applicable pursuant to Section 9.10, the Larimer Actions shall have been satisfied.

          Section 6.15. DOCUMENTATION OF MATERIAL CONTRACTS. All Material Contracts described on Schedule 3.15 as being oral (or otherwise not reduced to writing) shall have been documented in a writing signed by the parties thereto in form and substance acceptable to Purchaser.

          Section 6.16. ENVIRONMENTAL ATTRIBUTES AGREEMENT. The Purchaser shall have received evidence satisfactory to it that the conditions precedent referenced in the Environmental Attributes Agreement (other than the Closing) have been satisfied.

          Section 6.17. SUBLEASE. The Seller and the Purchaser shall have entered into a sublease for that certain office space commonly known as Orchard Town Center, Building A, Suite 200, in Westminster Colorado (the “Office Space”), for a term of one year and an annual rent of $1.00, in form and substance satisfactory to the Purchaser, which such sublease shall have been approved by the landlord pursuant to Article 16 of that certain Office Lease, by and between FC Orchard Town Center, Inc., a Colorado corporation and the Seller, dated as of November 13, 2007. Notwithstanding the foregoing, the Seller and the Purchaser agree that if during the term of the sublease the Purchaser (or its designee) does not occupy the Office Space for a period of 90 consecutive days, the sublease shall automatically terminate.

     SECTION 7. CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.

     The Seller’s obligation to sell the Interests and to take the other actions required to be taken by the Seller, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          Section 7.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Purchaser in this Agreement (considered individually and in the aggregate) shall be true and correct on and as of the Closing Date as if made on the Closing Date (except for representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date).

          Section 7.2. PERFORMANCE OF OBLIGATIONS.

          (a) The Purchaser shall have delivered to the Seller the following:

          (i) the Closing Payment in accordance with Section 1.3 hereof;

          (ii) a copy of (A) the certificate of formation of the Purchaser, certified by the Secretary of the State of Delaware within five (5) days prior to the Closing Date, and certified by an officer of the Purchaser to be true, complete and correct as of the Closing Date, (B) the operating agreement of the Purchaser (as amended through the Closing Date), certified by an officer of the Purchaser to be true, complete and correct as of the Closing Date, and (C) a list of the incumbent officers and specimen signatures of the Purchaser, dated as of the Closing Date, and certified by an officer of the Purchaser to be true, complete and correct as of the Closing Date;

          (iii) good standing certificates issued by the Secretary of the State of Delaware and by the Secretary of State of all jurisdictions in which the Purchaser is qualified to do business, dated within five (5) days prior to the Closing Date;

          (iv) certificates of an officer of Purchaser evidencing satisfaction of the conditions specified in this Section 7 as reasonably requested by the Seller;

          (b) Each of the Transaction Documents, including the EIFREH Guaranty, shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect, and the Purchaser shall not be in breach or default of any provision thereof, and the Purchaser shall have tendered its Closing Actions;

          (c) Each of the Company and Mowood Services Corp. have entered into the Management Services Agreement in form and substance satisfactory to the Seller;

          (d) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing, shall have been complied with and performed in all material respects; and

          (e) The Seller shall have received evidence satisfactory to it that the conditions precedent referenced in the Environmental Attributes Agreement (other than the Closing) have been satisfied.

     SECTION 8. INDEMNIFICATION.

          Section 8.1. SURVIVAL OF REPRESENTATIONS. The representations and warranties contained in this Agreement and the Transaction Documents shall survive (regardless of any investigation at any time made by or on behalf of the beneficiary of any such representation or warranty) until the date that is eighteen (18) months after the Closing Date; provided, however, notwithstanding the foregoing, (i) the representations and warranties given or made in Sections 2.1, 3.5, 3.9 (a), 3.9(c) and 3.9(d) shall survive the Closing and continue in full force and effect without limitation; and (ii) the representations and warranties given or made in Sections 3.16, 3.17, 3.18 and 3.22 shall survive until ninety (90) days after the expiration of the applicable statute of limitations. No claim shall be made with respect to any representation or warranty after it ceases to survive in accordance with this Section 8.1. The expiration of any representation or warranty shall not affect the Seller’s obligations under this Section 8 if the Purchaser Indemnitee provided the Seller with proper notice of the claim or event for which indemnification is sought prior to such expiration.

          Section 8.2. INDEMNIFICATION. The Seller (the “Indemnifying Party”), to the fullest extent permitted by applicable law, shall defend, hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (a) any Breach of any representation or warranty made by the Seller or TTO in this Agreement or the Transaction Documents; and

          (b) any Breach of any covenant or other obligation of the Seller or TTO contained in this Agreement or the Transaction Documents.

          Section 8.3. LIMITATIONS ON INDEMNIFICATION LIABILITY.

          (a) OVERALL LIMITATION ON LIABILITY. Notwithstanding anything to the contrary contained in this Agreement (other than Section 8.7):

          (i) The Indemnifying Party shall not be required to make any indemnification payment pursuant to Section 8.2(a) hereof for any Damages until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. In the event the aggregate amount of all such Damages exceeds $100,000, the Purchaser shall be entitled to indemnification for the amount of all such Damages (i.e. including the initial $100,000);

          (ii) except as set forth in Section 8.3(a)(iii), the aggregate amount to be paid by the Indemnifying Party under Section 8.2(a) hereof shall be limited to an amount equal to twenty percent (20%) of the Purchase Price; and

          (iii) the aggregate amount to be paid by the Indemnifying Party under Section 8.2(a) hereof arising from a Breach of the representations contained in Sections 3.16 and 3.17 shall be limited to an amount equal to the Purchase Price;

provided, however, that the limitations contained in this Section 8.3(a) shall not apply to Damages arising from a Breach of the representations contained in Sections 2.1, 2.3, 2.4, 3.5, or 3.9(a), (c) or (d).

          (b) WAIVER. Each party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 8. Nothing herein shall prevent either party from terminating this Agreement in accordance with Section 10.

          Section 8.4. INDEMNIFICATION PROCEDURES.

          (a) NOTICE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which the Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Purchaser Indemnitee pursuant to this Section 8, the Purchaser agrees to give reasonably prompt notice to the Indemnifying Party specifying in reasonable detail the assertion of any claim, or the commencement of any Proceeding in respect of which indemnity may be sought under this Section 8. However, the failure to give or delay in giving notice to the Indemnifying Party in a timely fashion shall not result in a waiver of a right to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby and only to the extent of such prejudice. Thereafter, the Indemnifying Party shall deliver to the Purchaser Indemnitee, within five (5) business days after receipt thereof, copies of all notices and documents (including court papers) relating to such claim or Proceeding.

          (b) DEFENSE OF THIRD PARTY CLAIMS.

          (i) BY THE INDEMNIFYING PARTY. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which the Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Purchaser Indemnitee pursuant to this Section 8, the Indemnifying Party may, at its election, assume the defense of such claim or Proceeding at its sole expense. If the Indemnifying Party so elects to assume the defense of any such claim or Proceeding:

                    (A) the Indemnifying Party shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the Purchaser Indemnitee;

                    (B) the Purchaser Indemnitee shall make available to the Indemnifying Party any non-privileged documents and materials in the possession or control of the Purchaser Indemnitee that may be necessary to the defense of such claim or Proceeding;

                    (C) the Indemnifying Party shall keep the Purchaser Indemnitee informed of all material developments and events relating to such claim or Proceeding;

                    (D) the Purchaser Indemnitee shall have the right to participate in the defense of such claim or Proceeding with counsel of its choice if (i) the Indemnifying Party chooses counsel not reasonably acceptable to the Purchaser Indemnitee, (ii) the Indemnifying Party does not pursue with reasonable diligence such defense, negotiation or settlement, or (iii) in the reasonable opinion of such Purchaser Indemnitee and its counsel, such claim or Proceeding involves the potential imposition of criminal liability upon such Purchaser Indemnitee or a conflict of interest between such Indemnified Party and the Purchaser Indemnitee; provided, that such participation shall be at the Purchaser Indemnitee’s own expense.

                    (E) the Indemnifying Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser Indemnitee, which shall not be unreasonably withheld; provided, however, that no consent shall be required if any such settlement, adjustment or compromise (i) relates solely to the payment of money Damages, all of which shall by paid by the Indemnifying Party, and (ii) includes as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnitee that is or may be subject to the third party claim.

                    (F) the Purchaser Indemnitee may at any time (notwithstanding the prior designation of the Indemnifying Party to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding at its own expense; provided, however, that the Purchaser Indemnitee may not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

          (ii) BY THE PURCHASER INDEMNITEE. If the Indemnifying Party does not elect to assume the defense of any such claim or Proceeding, the Purchaser shall have the right to proceed with the defense of such claim or Proceeding on its own. If the Purchaser Indemnitee so proceeds with the defense of any such claim or Proceeding on its own:

                    (A) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser Indemnitee) shall be borne and paid exclusively by the Indemnifying Party;

                    (B) the Indemnifying Party shall make available to the Purchaser Indemnitee any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

                    (C) the Purchaser Indemnitee shall keep the Indemnifying Party informed of all material developments and events relating to such claim or Proceeding; and

                    (D) the Purchaser Indemnitee shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

               (c) SATISFACTION OF INDEMNIFICATION OBLIGATIONS. In the event a Purchaser Indemnitee is entitled to indemnification under this Section 8, in any amount, from the Indemnifying Party under this Agreement, such indemnification obligation shall be satisfied directly by the Indemnifying Party, subject to the limitations set forth in Section 8.3 hereof.

               (d) PAYMENT OF INDEMNIFICATION OBLIGATIONS. Without limiting the generality of this Section 8 and subject to Sections 8.3 and 8.4(c) above, after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Purchaser Indemnitee or the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a claim hereunder, the Purchaser Indemnitee shall forward to the Indemnifying Party notice of any sums due and owing (collectively, the “Amount Due”) pursuant to this Agreement and the final judgment or award or the settlement with respect to such matter and the Amount Due shall be promptly paid or reimbursed to the Purchaser Indemnitee pursuant to the terms of this Agreement, by the delivery by wire transfer of immediately available funds within twenty (20) business days after the date such notice is sent.

          Section 8.5. SET-OFF. The rights and obligations of indemnification under this Section 8 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including breach or alleged breach by the Purchaser Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

          Section 8.6. INDEMNITY ESCROW AGREEMENT. Subject to the Indemnity Escrow Agreement, for payment of any indemnification to be made by the Indemnifying Party to a Purchaser Indemnitee hereunder, such Purchaser Indemnitee shall be entitled to draw the amount of such indemnification payment directly from the Indemnity Escrow Fund to the extent the any funds remain in the Indemnity Escrow Fund. Subject to the Indemnity Escrow Agreement, on the eighteen month anniversary of the Closing Date, the Indemnifying Party shall be entitled to draw all amounts of the Indemnity Escrow Fund in excess of an amount sufficient in the Purchaser’s reasonable judgment to cover all then-pending claims for indemnification against the Indemnifying Party.

          Section 8.7. EXCLUSIVE REMEDY. Except for actions grounded in fraud or willful, knowing or intentional misrepresentation, from and after the Closing, the indemnities provided in this Article 8 shall constitute the sole and exclusive remedy of a Purchaser Indemnitee for Damages arising out of, resulting from or incurred in connection with any claims related to or arising out of a Breach of the representations and warranties in this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement, including an intentional failure to consummate the Closing hereunder when and if required to do so.

     SECTION 9. OTHER AGREEMENTS.

          Section 9.1. CONSUMMATION OF TRANSACTIONS AND OBTAINING APPROVALS. Each party hereto shall (a) as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts to cause the Closing conditions in this Agreement to be satisfied as soon as possible, and (b) coordinate and cooperate with the other party hereto in providing such information and supplying such assistance as may be reasonably requested by such other party hereto in connection with the foregoing. Without limiting the generality of the foregoing, each party hereto shall use all commercially reasonable efforts to obtain all Consents of, and to give all notices to and make all filings with, all Governmental Bodies (including those pertaining to the Governmental Authorizations) and third parties that may be or become necessary for its performance of its obligations under this Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such Consents, giving such notices, and making such filings.

          Section 9.2. PRE-CLOSING PERIOD ACTIONS. Except as otherwise contemplated herein, during the Pre-Closing Period, the Seller shall (to the extent applicable to the Interests, the Company, the Subsidiary and the Business and Assets of the Company and the Subsidiary), and shall cause the Company and the Subsidiary to, operate in the Ordinary Course of Business and:

          (a) maintain in full force and effect, and continuously perform its obligations under, all Material Contracts;

          (b) not amend, modify or terminate any Material Contract;

          (c) not enter into any Contract, agreement, commitment or other arrangement with any Person;

          (d) use commercially reasonable efforts to preserve the Company’s and the Subsidiary’s business organization intent and preserve its relationships with customers, suppliers and others with whom it deals;

          (e) maintain in full force and effect insurance policies and programs reflecting coverage that is reasonably consistent with prudent industry practice;

          (f) not lease, license, sell, encumber, pledge, hypothecate, abandon or otherwise dispose of any Asset, other than sales of landfill gas (or electricity or environmental attributes generated from sales of landfill gas) in the Ordinary Course of Business;

          (g) make or commit to make any capital expenditure, with the exception of immaterial capital expenditures for the Operating Projects;

          (h) not amend its certificate of formation or operating agreement or recapitalize or reclassify any of the ownership interests in the Company or the Subsidiary;

          (i) not redeem or otherwise acquire any ownership interests or issue any ownership interests or any option, warrant or right relating thereto;

          (j) maintain its corporate existence and not merge or consolidate with any other Entity;

          (k) not lend, advance or borrow any money or become contingently liable for any obligation or liability of others;

          (l) not sell, pledge or otherwise encumber, in whole or in part, any of the Interest or the Larimer Interest;

          (m) give the Purchaser reasonable notice of any material event concerning the Company or the Subsidiary or of any negotiation of a Material Contract, consult with the Purchaser regarding such event or contract negotiation, and consider reasonable requests of the Purchaser regarding such event or contract negotiation;

          (n) not make new elections with respect to income taxes or revoke or change any current elections with respect to income taxes;

          (o) not change any tax accounting practices, procedures or methods relating to any material amount of Taxes of the Company or the Subsidiary or settle or compromise any Tax Proceeding or other controversy relating to any material increase or decrease in the amount of Taxes of the Company or the Subsidiary, or enter into any other agreement to do any of the foregoing;

          (p) not prepare or file any Tax Return in a manner inconsistent with past practice and custom;

          (q) not settle any claim or Proceeding that results in an unfunded or unpaid liability of the Company or the Subsidiary that will not be paid or discharged in full prior to the Closing;

          (r) pay any invoices that are due and payable in the Ordinary Course of Business and in a manner consistent with past practice and custom;

          (s) forgive any Indebtedness owed to the Company or the Subsidiary or release or waive any right or claim;

          (t) hire any employee or establish or adopt any Plan;

          (u) not incur any additional obligations or advance, change, withdraw, amend or terminate any Contract or other obligation with respect to the Development Projects or the Larimer Project; and

          (v) not commit, authorize or agree to take any of the actions set forth in the preceding subsections of this Section 9.2.

          Section 9.3. ACCESS TO INFORMATION. During the Pre-Closing Period, the Seller shall, during ordinary business hours and upon reasonable notice, and consistent with the policies, rules and procedures followed at the Project sites, (a) give the Purchaser and the Purchaser’s authorized representatives (or obtain for the Purchaser and the Purchaser’s authorized representatives) reasonable access to (i) all Books and Records of the Company and the Subsidiary, (ii) all safety and maintenance manuals, engineering design plans, blueprints and as-built plans, compliance plans, environmental procedures, surveys, permit applications, permits and similar records relating to the development, construction, ownership, operation, maintenance and management of the Projects, and (iii) the Projects and each of the Project sites; (b) permit the Purchaser and its consultants, including engineering consultants and environmental consultants, to make such reasonable inspections and investigations of the Projects and the Project sites as the Purchaser may reasonably request (and the Purchaser shall indemnify, defend and hold the Seller harmless from and against any and all claims, damages and causes of action relating directly or indirectly to the Purchaser or its agents’ or authorized representatives’ inspections of the Projects or the Project sites); (c) furnish the Purchaser with such other information in the Seller’s possession with respect to the Projects and the Project sites as the Purchaser may from time to time reasonably request; and (d) furnish the Purchaser a copy of each material report, schedule, permit, license or other document filed or received by the Seller with respect to the Project and the Project sites; provided, however, that (x) the Seller shall not be required to take any action that would constitute a waiver of the attorney-client privilege, (y) the Seller shall not be required to supply the Purchaser with any information that Seller is under a legal or contractual obligation not to supply, and (z) the Seller’s obligation to furnish information shall be limited to information in its possession at the time of such request for information by the Purchaser. Notwithstanding the foregoing, the Seller shall use commercially reasonable efforts to seek permission to disclose the information, documents and other materials which have been withheld for confidentiality reasons under clause (y) of the immediately preceding sentence.

          Section 9.4. FURTHER ACTIONS.

          (a) FURTHER ASSURANCES. From and after the Closing Date, the Seller shall fully cooperate with the Purchaser, and shall promptly execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Interests and the Assets and Business of the Company and of the Subsidiary and shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by the Purchaser of the Business and Assets of the Company and of the Subsidiary or the Interests.

          (b) TAX MATTERS.

          (i) The Seller and the Purchaser will cooperate in good faith in connection with the filing of Tax Returns, any audit or Proceeding with respect to Taxes and in connection with any other Proceeding in each case relating to the Interests, the Assets or the Business of the Company and of the Subsidiary, as and to the extent reasonably requested by the Purchaser or the Seller. Such cooperation shall include (A) the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to the preparation of Tax Returns or to any such Proceeding, and (B) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller and the Purchaser shall (x) retain all Books and Records with respect to Tax matters pertinent to the Business relating to any period beginning before the Closing Date until the expiration of all relevant statutes of limitations (and, to the extent notified by the Seller or the Purchaser, any extensions thereof), and abide by all record retention agreements entered into with any Governmental Body with respect to Taxes (with respect to agreements of another party, to the extent notified thereof), and (y) give the other parties to this Agreement reasonable written notice prior to transferring, destroying or discarding any such Books and Records.

          (ii) The Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), which allocation shall be binding upon the Seller. The Purchaser shall deliver such allocation to the Seller within sixty (60) days after the Closing Date. The Purchaser and the Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by the Purchaser. The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocation. Neither the Purchaser nor the Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

          (iii) The Seller shall not make an election to treat the Company as a corporation for income tax purposes during the Pre-Closing Period or thereafter.

          (iv) Except to the extent reflected as a Liability on the Closing Financial Statements, the Seller shall defend, hold harmless and indemnify each of the Purchaser Indemnitees from and against any Taxes of the Company or the Subsidiary relating or attributable to the Pre-Closing Tax Period; provided, that any real, personal and intangible property taxes for any Tax period that includes but does not end on the Closing Date (each, a “Straddle Period”) shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

          Section 9.5. EMPLOYEES. The Purchaser and the Seller agree to cooperate reasonably with each other on all transition matters relating to the employees of Mowood Services, Inc.

          Section 9.6. TRANSFER AND SALES TAX. Notwithstanding any provisions of law imposing the burden of such Taxes on the Seller or the Purchaser, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, stamp, document, use and transfer taxes and (b) all governmental charges, if any, upon the Transactions, including the sale and transfer of the Interests and/or any deemed sale or transfer of any Assets arising from the Transactions. If the Seller shall fail to pay such amounts on a timely basis, the Purchaser may pay such amounts to the appropriate Governmental Authority or Governmental Authorities, and the Seller shall promptly reimburse the Purchaser for any amounts so paid by the Purchaser.

          Section 9.7. UPDATE OF DISCLOSURE SCHEDULES. Each party hereto has the continuing right and obligation (a) to supplement, modify or amend, during the Pre-Closing Period, the information required to be set forth on the Disclosure Schedules applicable in each case to representations made by such party with respect to any matter hereafter arising or discovered which, if existing or known on the Effective Date, would have been required to have been set forth on such Disclosure Schedules and (b) if necessary or appropriate to correct any inaccuracy in a representation made by such party, to add a schedule to the Disclosure Schedules, with a corresponding reference in this Agreement (such information and additional schedules collectively being called the “Updating Information”). The delivery of any Updating Information pursuant to this Section 9.7 shall not be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other agreement, except updates to Sections 3.10(b) and 3.10(c) to the extent of changes in the Ordinary Course of Business or Tilden Receivables and not in breach of this Agreement.

          Section 9.8. NO INTERFERENCE. With respect to each Project, from and after the Closing Date, neither the Seller nor any of its Affiliates or its or their Representatives shall develop, co-develop, acquire or otherwise participate in, except as explicitly contemplated by the Management Services Agreement, perform or agree to perform any work or services with respect to such Project or with any third party host, power purchaser or site owner for or with respect to such Project (whether located at the Project site or otherwise).

          Section 9.9. TILDEN RECEIVABLE. From and after the Closing, the Purchaser shall cause the Company to pay to the Seller any Tilden Receivable actually received by the Company net of all reasonable expenses, including royalties, incurred by the Company in collecting such Tilden Receivable. For purposes of this Agreement, “Tilden Receivable” shall mean those Receivables designated as such by the Seller on Schedule 3.10(c), which result from the documented sale, transfer, optioning or other disposition of any the sale of carbon and methane credits that are attributed to, result from or generated prior to the Closing Date by or at the projects located in Hernando, Florida, Butler County, Nebraska, Oklahoma City, Oklahoma and the Denver Regional North and South and the Front Range Landfill.

          Section 9.10. LARIMER ACTIONS.

          (a) GENERALLY. The parties hereto have agreed that, subject to this Section 9.10, the Company may quitclaim the Larimer Interests to Tilden for consideration of $1.00 (the “Larimer Sale”). The Larimer Sale shall be subject to the following conditions:

          (i) the Larimer Sale shall be documented and consummated at no cost to the Company, the Purchaser or Purchaser’s Affiliates, and the Seller shall reimburse such Persons for any costs incurred by them in connection with the Larimer Sale;

          (ii) the documentation for such sale shall be in form and substance acceptable to the Purchaser and at a minimum: (x) shall not require the Company to make any representations (including as to good title) to Tilden, or otherwise require the Company to indemnify Tilden, with respect to the Larimer Interests or the Business or Assets of the Subsidiary; (y) shall contain a release of, and a covenant not to sue from Tilden, with respect to any claim or loss attributable or related to the Larimer Interests or the Business or Assets of the Subsidiary; and (z) shall contain an indemnity from Tilden with respect to any Damages incurred by the Purchaser Indemnitees with respect to the Larimer Interests or the Business or Assets of the Subsidiary.

          (iii) Tilden shall have entered into an agreement not to compete with the Company in form and substance acceptable to the Purchaser;

          (iv) BEF Renewable Incorporated shall have approved the Larimer Sale on terms that impose no liability or obligations on the Company or require other consideration by the Company, including compensation or the surrender or waiver of any rights; and

          (v) The Management Agreement, dated as of July 16, 2009, by and between Larimer Energy, LLC and the Company either shall have been (x) terminated without any liability to the Company or (y) assigned to, and assumed by, Tilden or other Person acceptable to the Purchaser and Larimer shall have released the Company from all obligations of the Company thereunder.

          (b) TIMING OF LARIMER SALE. The parties hereto agree that the consummation of the Larimer Sale shall not be a condition to the Closing; provided, that if the Larimer Sale does close prior to the Closing, the satisfaction of the requirements set forth in Sections 9.10(a) (the “Larimer Actions”) shall be conditions precedent to the Purchaser’s obligation to consummate the Closing.

          (c) EFFECT ON THIS AGREEMENT. Subject to this Section 9.10, nothing in this Agreement shall prevent the Seller from causing the Company to consummate the Larimer Sale prior to the Closing, and if the Larimer Sale is completed prior to the Closing, the terms and conditions of this Agreement shall not apply solely with respect to the Subsidiary, and the Seller shall not be deemed to have made any representation or warranty about the Larimer Interests or the Business or Assets of the Subsidiary, and the Seller shall be permitted to update its Disclosure Schedules to reflect changes resulting from such sale.

          (d) FAILURE TO CONSUMMATE THE LARIMER SALE.

          (i) COMPANY OBLIGATIONS. If the Larimer Sale is not consummated prior to the Closing, then the Purchaser, at no cost to it, the Company or its or their Affiliates, shall cooperate with all reasonable requests to assist with the consummation of the Larimer Sale after the Closing. For the avoidance of doubt, following the Closing, the Purchaser and the Company shall not be obligated to consummate the Larimer Sale if any of the Larimer Actions have not been satisfied.

          (ii) OUTSIDE DATE. If the Larimer Sale has not been consummated by June 30, 2010, then notwithstanding any provision in any documentation with respect to the Larimer Sale to the contrary, neither the Purchaser nor the Company shall have any obligation to cause the Larimer Sale to occur.

          (e) INDEMNIFICATION, RELEASE AND COVENANT NOT TO SUE. The Indemnifying Party shall to the fullest extent permitted by applicable law defend, hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with the Larimer Interests or the Assets or the Business of the Subsidiary; provided, that the Indemnifying Party shall have no obligation to indemnify or defend under this Section 9.10(e) for any claim arising out of events occurring during such time the Purchaser is the indirect owner of the Subsidiary. The Seller, on behalf of it and its Affiliates, hereby releases and forever discharges, and covenants not to sue, each of the Purchaser Indemnitees from, and with respect to, any event, omission or circumstance arising from or related to the Larimer Interests or the Assets or the Business of the Subsidiary.

     SECTION 10. TERMINATION.

          Section 10.1. REASONS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing, only in the following manner:

          (a) By mutual written agreement of the Seller and the Purchaser;

          (b) By the Purchaser or the Seller by written notice if the Closing shall not have occurred on or before February 28, 2010; provided, that such date may be extended by the Purchaser or the Seller by written notice to other party to any date not later than the date that is sixty (60) days after the Effective Date, if the reason for such extension is the failure to satisfy one or more conditions to the Closing and the party requesting the extension reasonably believes that the condition(s) to the Closing can be satisfied by the new termination deadline. Notwithstanding the foregoing, termination under this provision shall not be available to a party if the Closing has not occurred solely by reason of any breach by such party under this Agreement;

          (c) By the Seller upon written notice to the Purchaser if the Purchaser shall have breached in any material respect any of its covenants contained in this Agreement, but only if (i) the Seller shall have first given written notice to the Purchaser identifying such breach, and (ii) the Purchaser has not cured or remedied such breach (including, where payment of compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within thirty (30) days of receipt of such notice; or

          (d) By the Purchaser upon written notice to the Seller if the Seller shall have breached in any material respect any of its covenants contained in this Agreement, but only if (i) the Purchaser shall have first given notice to the Seller identifying such breach, and (ii) the Seller has not cured or remedied such breach (including, where payment of compensation would reasonably be considered an adequate remedy, the payment of such adequate compensation) within thirty (30) days of receipt of such notice.

          Section 10.2. EFFECT OF TERMINATION. In the event of a termination of this Agreement as permitted by Section 10.1, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of the Seller or the Purchaser, except that (a) the provisions of Sections 5, 10 and 11 shall continue to apply following any such termination, and (b) if this Agreement is terminated pursuant to paragraphs (c) or (d) of Section 10.1, the Seller or the Purchaser, as the case may be, shall be entitled to all remedies the Seller or the Purchaser, as applicable, and subject to Section 8.7, may have arising out of or relating to such termination and the circumstances giving rise thereto.

     SECTION 11. MISCELLANEOUS PROVISIONS.

          Section 11.1. FEES AND EXPENSES. Except as otherwise expressly set forth herein, each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such party in connection with (a) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions, (b) the investigation and review conducted by such party and its Representatives with respect to the Transactions, (c) the negotiation, preparation and review of this Agreement (including the Disclosure Schedules), the other Transaction Documents, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions, and (e) the consummation and performance of the Transactions.

          Section 11.2. ATTORNEYS’ FEES. If any legal action or other Proceeding relating to any of the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          Section 11.3. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party hereto):

(1)	if to the Seller or the Company:

Tortoise Capital Resources Corporation
11550 Ash Street, Suite 300
Leawood, Kansas 66211
Attention: Ed Russell
Facsimile: 913-981-1021

with a copy to:

(2)	Husch Blackwell Sanders LLP

4800 Main Street, Suite 1000 Kansas City, Missouri 64112 Attention: Eric J. Gervais, Esq. Facsimile: 816-983-8080

(3)	if to the Purchaser:

c/o EIF Renewable Energy Holdings LLC
591 Redwood Hwy, Ste 3100
Mill Valley, CA 94941
Attention: Scott Parkes
Facsimile: (415) 380-0527

c/o Energy Investors Funds
Three Charles River Place
63 Kendrick Street, Suite 101
Needham, MA 02494
Attention: General Counsel
Telephone: (781) 292-7000

and:

c/o LES Project Holdings LLC 29261 Wall Street Wixom, MI 48393 Attention: Scott Salisbury Facsimile: (248) 380-2038

          Section 11.4. TIME OF THE ESSENCE. Time is of the essence with respect to this Agreement.

          Section 11.5. HEADINGS. The headings of each section in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          Section 11.6. COUNTERPARTS. This Agreement may be executed in several counterparts (including via facsimile or similar electronic transmission), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          Section 11.7. GOVERNING LAW; CONSENT TO JURISDICTION.

          (a) APPLICABLE LAW. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws rules (other than Section 5-1401 of the New York General Obligations Law).

          (b) CONSENT TO JURISDICTION. The parties agree that any Proceeding by or against any party (or its Affiliates or designees) with respect to or arising out of this Agreement or any other Transaction Document shall be brought exclusively in the United States District Court for the Southern District of New York or the courts of the State of New York, in the City of New York, as the party instituting such Proceeding may elect. By execution and delivery of this Agreement, each party (for itself, its Affiliates and its designees):

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Southern District of New York (and each appellate court located in the State of New York) in connection with any such Proceeding;

          (ii) agrees that each state and federal court located in the Southern District of New York shall be deemed to be a convenient forum; and

          (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the Southern District of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any Proceeding.

          (c) Each party to this Agreement irrevocably waives the right to a jury trial in connection with any Proceeding relating to this Agreement or the enforcement of any provision to this Agreement.

          (d) CONSENT TO SERVICE OF PROCESS. The parties irrevocably consent to the service of process in any such Proceeding by the mailing of copies thereof by registered or certified mail, first class postage prepaid to the addresses set forth in Section 11.3.

          Section 11.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of the Seller, the Purchaser, the Purchaser Indemnitees, and the respective successors and assigns (if any) of the foregoing. The Seller may not assign this Agreement without the prior written consent of the Purchaser. The Purchaser may not assign this Agreement without the prior written consent of the Seller, provided, however, that the Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 8 hereof), in whole or in part, without obtaining the consent or approval of the Seller (a) to any Affiliate or Person providing debt, equity or other financing of the Purchaser or its Affiliates, at any time and (b) to any Person after the Closing.

          Section 11.9. REMEDIES CUMULATIVE. The rights and remedies of the parties hereto shall be cumulative (and not alternative).

          Section 11.10. NO WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          Section 11.11. AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed by each of the parties hereto.

          Section 11.12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such invalidity, illegality or unenforceability shall not affect any other provision, and such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. In such case, this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

          Section 11.13. PARTIES IN INTEREST. Except as expressly set forth in Section 11.8 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

          Section 11.14. ENTIRE AGREEMENT. This Agreement (together with the Schedules attached hereto) and the other Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede any and all prior agreements, understandings, negotiations, discussions, undertakings, arrangements or contracts, oral or written, between the parties with respect to the subject matter of the Transaction Documents.

          Section 11.15. CONSTRUCTION.

          (a) INTERPRETATION. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the preliminary statements hereto):

          (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (iii) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” whether or not in fact followed by such words or words of like import.

          (iv) All references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (v) A reference to any Legal Requirement or any Contract includes any amendment, modification or successor thereto.

          (vi) A reference to a Person includes its predecessors, successors and permitted assigns.

          (vii) Accounting terms not otherwise defined have the meanings assigned to them by GAAP.

          (viii) All references to “dollars” and “$”refer to U.S. Dollars.

          (b) JOINT EFFORT. The parties hereto agree that preparation of this Agreement has been a joint effort of the parties and that the resulting document shall not be construed more severely against one party than against the other party.

[Signature Page Follows]

          The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

“Purchaser”:	LANDFILL ENERGY SYSTEMS LLC,
a Delaware limited liability company

	By:	/s/ Scott C. Parkes
		Name:	Scott C. Parkes
		Title:	Vice President

“Seller”:	MOWOOD, LLC,
a Delaware limited liability company

	By:	/s/ Ed Russell
		Name:	Ed Russell
		Title:	Tortoise Capital Resources Corp.,
its Majority Member

EXHIBIT A

CAPITALIZED TERMS

     For purposes of the Agreement (including this Exhibit A), the following capitalized terms shall have the respective meanings set forth below:

     “Accountants” shall have the meaning specified in Section 1.6(a) of this Agreement.

     “Affiliate” shall mean with respect to any Person, any other Person controlling or controlled by or within common control with such Person.

     “Agreement” shall mean the Membership Interest Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedules and Exhibits attached hereto), as it may be amended or supplemented from time to time.

     “Amount Due” shall have the meaning specified in Section 8.4(d) of this Agreement.

     “Antitrust Laws” shall have the meaning specified in Section 3.28(b) of this Agreement.

     “Asset” shall mean any real, personal, mixed, tangible or intangible property of any nature including cash, readily marketable securities, cash-equivalent liquid assets, prepayments, deposits, security deposits under any leases, escrows, Receivables, Tangible Property, Real Property Leases, Contracts, Intangibles, Intellectual Property Rights, goodwill and other intangibles, and claims, causes of action and other legal rights and remedies.

     “Books and Records” shall mean all books, records, original documents, files and papers of the Company and the Subsidiary, whether in hard copy or electronic format, in the possession or control of the Company or the Subsidiary as of the Closing Date, including all customer files, customer account records, equipment maintenance data, inventory records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, reference catalogs and any other similar records.

     “Breach” of a representation, warranty, covenant, obligation or other provision shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     “Business” shall mean with respect to the Company and the Subsidiary, the development, ownership, and operation of landfill gas to energy Assets.

     “Butler Contingent Payment” shall have the meaning specified in Section 1.8(a)(i) of this Agreement.

     “Butler Contingent Payment Date” shall have the meaning specified in Section 1.8(a)(ii) of this Agreement.

     “Closing Actions” shall have the meaning specified in Section 1.5 of this Agreement.

     “Closing” shall have the meaning specified in Section 1.1 of this Agreement.

     “Closing Date” shall have the meaning specified in Section 1.4 of this Agreement.

     “Closing Financial Statements” shall have the meaning specified in Section 1.6(a) of this Agreement.

     “Closing Payment” shall have the meaning specified in Section 1.2 of this Agreement.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     “Company” shall have the meaning specified in the preliminary statements of this Agreement.

      “Company Financial Statements” shall have the meaning specified in Section 3.7(a) of this Agreement.

     “Company Intellectual Property Rights” means all Intellectual Property Rights used, held for use, developed, licensed or required at any time by the Company or the Subsidiary in the conduct of their Business as presently conducted or contemplated to be conducted.

     “Consent” shall mean any registration, qualification, approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     “Contingent Payments” shall mean, collectively, the Butler Contingent Payment, the Sarasota Contingent Payment and the Erie Contingent Payment.

     “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, lease, assignment, power of attorney, certificate, license, sublicense, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature. For the avoidance of doubt, Real Property Leases and Material Contracts shall for all purposes be deemed “Contracts.”

      “Current Liability” shall mean any current Liability of the Company or the Subsidiary having a positive value as determined in accordance with GAAP in a manner consistent with the Interim Balance Sheet, excluding any Liability associated with the Development Project located in Sarasota, Florida or the Development Project to be located at the Denver Regional Landfill North and South and the Front Range Landfill commonly known as the Erie Project as shown on Schedule 3.8 as of the Agreement Date.

     “Current Receivable” shall mean any Receivable due within thirty days after the Closing Date, other than any Tilden Receivable.

      “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, obligation, settlement, judgment, award, proceeding, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation or cost incurred in connection with the commencement and conduct of any Proceeding to enforce any rights granted under this Agreement) or expense of any nature, but excluding all consequential, incidental and punitive damages of any kind.

     “Development Projects” shall mean the projects described on Exhibit B attached hereto as the “Development Projects.”

     “Disclosure Schedules” shall mean the schedules (dated as of the date of this Agreement) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to this Agreement and incorporated in this Agreement by reference.

      “Effective Date” shall have the meaning specified in the preamble to this Agreement.

     “EIF Renewable Holdings” means EIF Renewable Energy Holdings LLC, a Delaware limited liability company.

     “EIFREH Guaranty” means that certain Guaranty by EIF Renewable Holdings, substantially in the form attached hereto as Exhibit E.

     “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) but shall not include any restrictions or transfer imposed by federal or state securities laws.

     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     “Environmental Attributes” shall mean any and all credits, benefits, emissions, reductions, offsets, allowances, incentives, rebates or grants, howsoever entitled, that exist before, on or after the Effective Date including: (a) any federal or state tax credits associated with the collection, production, transfer or sale of landfill gas; (b) any non-greenhouse gas emission reduction allowance or credit required by law or regulation to be held, purchased, retired or submitted by a landfill gas processing facility; (c) any premium in gas or electricity payments attributable to environmental attributes; (d) any renewable energy credits, certificates, green tags, or other aspect, claim, characteristic, right or benefit associated with the generation of electricity from a renewable source, including landfill gas, whether existing or created pursuant to contract, voluntary standard or program or international, federal, regional, state or local law, regulation, order, ordinance or judicial decree; (e) any emission reductions, emission reduction credits, benefits, offsets, allowances, incentives, rebates or grants linked to the reduction, avoidance, mitigation, removal, sequestration, flaring, emission or destruction of methane (CH4), carbon dioxide (CO2) or any other greenhouse gas, whether existing or created pursuant to contract, voluntary standard or program or international, federal, regional, state or local law, regulation, order, ordinance or judicial decree; and (f) any other benefit attributable to or in connection with any renewable energy production or emission, avoidance or displacement.

     “Environmental Attributes Agreement” shall mean that certain Environmental Attributes Agreement, dated as of December 31, 2009, by and among TTO, the Seller, Mowood Services Corp., the Purchaser, the Company, Tilden and Joseph Hopper.

     “Environmental Laws” mean any and all federal, state and local laws, statutes, ordinances, judgments, orders, decrees, licenses, permits, rules and regulations, or other binding requirement relating to pollution or protection of human health and the environment, or to worker health and safety, including laws, statutes, ordinances, judgments, orders, decrees, licenses, permits, rules and regulations or other binding requirements relating to renewable energy credits, carbon credits, emission reduction credits, or other green attributes, emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material.

     “Environmental Permits” shall have the meaning specified in Section 3.22(b) of this Agreement.

     “Erie Assets” shall have the meaning specified in Section 1.7(c)(ii) of this Agreement.

     “Erie Contingent Payment” shall have the meaning specified in Section 1.8(c)(i) of this Agreement.

     “Erie Contingent Payment Date” shall have the meaning specified in Section 1.8(c)(i) of this Agreement.

     “Erie Project” shall mean the Development Project described on Exhibit B attached hereto as the “Erie Project.”

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     “ERISA Affiliate” shall mean any Entity under “common control” with the Company under Code Sections 414(b), 414(c), 414(m) or 414(o) or ERISA Section 4001(a)(14)(B).

     “Escrow Agent” shall mean the financial institution that is mutually acceptable to the Seller and the Purchaser, as escrow agent under the Indemnity Escrow Agreement.

     “Ewing Bemiss” shall have the meaning specified in Section 2.7 of this Agreement.

     “FPA” shall have the meaning specified in Section 3.26(a) of this Agreement.

     “GAAP” shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

     “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, registering authority, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     “Hazardous Material” shall mean any pollutant or contaminant, or hazardous or toxic substance, constituent, waste or material, including petroleum products and their derivatives, natural gas and natural gas liquids, or other substances regulated under or pursuant to Environmental Laws.

     “Indebtedness” shall mean with respect to a Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (h) all Indebtedness of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

     “Indemnifying Party” shall have the meaning specified in Section 8.2 of this Agreement.

     “Indemnity Escrow Agreement” shall mean the Indemnity Escrow Agreement, dated as of the Effective Date, by and between the Seller and the Purchaser substantially in the form attached hereto as Exhibit D.

     “Indemnity Escrow Amount” shall mean the sum of XXXXXXX Dollars ($XXXXXXX), delivered to the Escrow Agent.

     “Indemnity Escrow Fund” shall mean, at any time, the remaining portion of the Indemnity Escrow Payment held under the Indemnity Escrow Agreement.

     “Information” shall have the meaning specified in Section 5.1 of this Agreement.

     “Intangibles” shall mean any and all rights in, arising out of or associated with any of the foregoing: goodwill; Internet web sites and web-site designs; databases and data collections and all rights therein throughout the world; Company Intellectual Property Rights; and all similar or equivalent rights to any of the foregoing throughout the world, whether in use, under development or design, or inactive.

     “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software programs, applications, data, data bases and related technical documentation, (vi) trade secrets (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) Internet domain names and Internet domain name applications, (viii) other intellectual property rights and (ix) copies and tangible embodiments thereof (in whatever form or medium), excluding shrink wrapped, off-the-shelf licenses.

     “Interests” shall have the meaning specified in the preliminary statements of this Agreement.

     “Interim Balance Sheet” shall have the meaning specified in Section 3.7(a)(ii) of this Agreement.

     “Interim Balance Sheet Date” shall mean November 30, 2009.

     “IRS” shall mean the United States Internal Revenue Service.

     “Knowledge” of a particular fact or other matter shall be deemed to be possessed by an individual if such individual is actually aware of, or if such individual in the reasonable exercise of his position with the Company or the Subsidiary should know of, such fact or other matter after due inquiry. The Seller shall be deemed to have “Knowledge” of a particular fact or other matter if Tilden, Joseph Hopper or Joseph Pirozzoli has Knowledge of such fact or other matter. The Purchaser shall be deemed to have “Knowledge” of a particular matter if Scott Parkes, Scott Salisbury or Jose Torres-Monllor has Knowledge of such fact or other matter.

     “Landfill Gas” shall have the meaning given such term in the California Energy Commission’s Renewable Energy Program Overall Program Guidebook (January 2008).

     “Larimer Actions” shall have the meaning specified in Section 9.10(b) of this Agreement.

     “Larimer Interests” shall have the meaning specified in Section 3.1 of this Agreement.

     “Larimer Project” shall mean the project described on Exhibit B attached hereto as the “Larimer Project.”

     “Larimer Sale” shall have the meaning specified in Section 9.10(a) of this Agreement.

     “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body and shall specifically include with respect to TTO, all obligations of TTO resulting from the registration of its common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

     “Liability” shall mean any Indebtedness, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such Indebtedness, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such Indebtedness, obligation, duty or liability is immediately due and payable.

     “Licensed Intellectual Property” shall have the meaning specified in Section 3.21(b) of this Agreement.

     “LLC Interest Assignment Agreement” shall mean the assignment and assumption agreement in the form attached hereto as Exhibit C.

     “Major Customer” shall have the meaning specified in Section 3.23(a) of this Agreement.

     “Major Supplier” shall have the meaning specified in Section 3.23(b) of this Agreement.

     “Management Services Agreement” shall have the meaning specified in Section 6.12 of this Agreement.

     “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or developments that, individually or, together with any related change, effect, event or circumstance in the aggregate, could reasonably be expected to be materially adverse to the Business, Assets, Liabilities, results of operations, condition (financial or otherwise), properties or prospects of the Company and the Subsidiary taken as a whole or a material impairment or delay in the ability of the Seller to perform its obligations hereunder and consummate the Transactions.

     “Material Contracts” shall mean means each of the following Contracts (whether written or oral) to which the Company or the Subsidiary is a party: (a) any Real Property Lease, (b) any gas rights agreement, gas sales agreement, power purchase agreement, operation and maintenance agreement, interconnection agreement, transmission agreement, energy or environmental attribute sales agreement, commodity hedge agreement or similar project agreement related to the sale of gas, electricity, transmission services or Environmental Attributes of any Project, (c) any services agreement involving annual payments by or to the Company or the Subsidiary, (d) any Contract relating to Indebtedness or any material performance obligation of the Company or the Subsidiary, including any leases, guarantees, letter of credit arrangements or bonding arrangements, (e) any Contract creating or relating to Encumbrances on any Assets of the Company or the Subsidiary securing any obligation created under an agreement specified in clause (d) above, (f) any engineering, construction, procurement, construction management or similar Contract, (g) any product warranty or repair Contract by or with a manufacturer or vendor of equipment owned or leased by the Company or the Subsidiary, (h) any Contract for the sale or purchase of any Entity, or of business assets, (i) any settlement agreement, (j) any Contract between Mowood, any Affiliate thereof (other than the Company or the Subsidiary), or any Related Party and either the Company or the Subsidiary, (k) any agreement regarding the sharing or allocation of Taxes, (l) any Contract with payments based on the net profits of the Company or the Subsidiary (such as a royalty fee contract), and (n) any other Contract that is expected to require payments by or to the Company or the Subsidiary of more than $100,000 in any calendar year.

     “Non-Foreign Certificate” shall have the meaning specified in Section 1.5(d) of this Agreement.

     “Office Space” shall have the meaning specified in Section 6.17 of this Agreement.

      “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

     “Operating Projects” shall mean the projects described on Exhibit B attached hereto as the “Operating Projects.”

     “Ordinary Course of Business” means the normal and ordinary conduct of the Business, pursuant to and in accordance with prudent industry practices, all applicable Contracts, Legal Requirements and consistent with the applicable provisions of this Agreement.

     “Payoff Amount” shall mean the amount required to fully repay and discharge all obligations of the Company and the Subsidiary with respect to the Payoff Debt.

     “Payoff Debt” shall mean all outstanding Indebtedness of the Company and the Subsidiary, which is listed on Schedule 3.10(a) and is to be repaid at or prior to the Closing.

     “Permitted Encumbrances” shall have the meaning specified in Section 3.9(c) of this Agreement.

     “Person” shall mean any individual, Entity or Governmental Body.

     “Pipelines” shall have the meaning specified in Section 3.26(c) of this Agreement.

     “Plan” shall mean any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, fees, commissions or bonuses; loans; severance or termination pay; pension benefits; deferred compensation; performance awards; stock or stock-related awards; fringe benefits; health, dental, vision, life, disability, sabbatical, accidental death and dismemberment benefits; or other compensation, benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that has ever been sponsored, maintained, contributed to, or required to be contributed to, by the Company, the Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, director, or officer, or any independent contractor or under which the Company has or may have any Liability.

     “Pre-Closing Period” shall mean the period commencing on the execution and delivery of this Agreement on the Effective Date and ending upon the consummation of the Closing.

     “Pre-Closing Tax Period” shall have the meaning specified in Section 3.16(b) of this Agreement.

     “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

     “Projects” shall mean individually and collectively, the Operating Projects, the Larimer Project and the Development Projects.

     “PUHCA” shall have the meaning specified in Section 3.26(a) of this Agreement.

     “Purchase Price” shall have the meaning specified in Section 1.2 of this Agreement.

     “Purchaser” shall have the meaning specified in the introductory paragraph of this Agreement.

     “Purchaser Indemnitees” shall mean the following Persons: (a) the Purchaser and its Affiliates; (b) the respective Representatives of the Persons described in clause (a); and (c) the respective successors and assigns of the Persons referred to in clauses (a) and (b) above; provided, however, that the Seller shall not be deemed to be a “Purchaser Indemnitee.”

     “Real Property Leases” shall have the meaning specified in Section 3.14(a) of this Agreement.

     “Receivables” shall mean any receivable determined in accordance with GAAP in a manner consistent with the Interim Balance Sheet.

     “Related Party” shall include each of the following (a) any of the Seller, (b) each individual who is, or who has at any time been, an officer, director or Employee of the Company or the Subsidiary, (c) each member of the family of each of the individuals referred to in clauses (a) and (b) above, and (d) any Entity (other than the Company) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Material through ambient air, soil, subsurface water, groundwater, wetlands, lands, or subsurface strata.

     “Representatives” shall mean officers, directors, members, managers, partners, shareholders, employees, agents, attorneys, accountants, advisors, agents and representatives. All Related Parties shall be deemed to be “Representatives” of the Seller and the Company.

     “Sarasota Contingent Payment” shall have the meaning specified in Section 1.8(b)(i) of this Agreement.

     “Sarasota Contingent Payment Date” shall have the meaning specified in Section 1.8(b)(ii) of this Agreement.

     “Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

     “Straddle Period” shall have the meaning specified in Section 9.4(b)(iv) of this Agreement.

     “Subsidiary” shall have the meaning specified in Section 3.1 of this Agreement.

     “Tangible Property” shall mean all equipment, leaselines, materials, prototypes, tools, supplies, furniture, fixtures, improvements and all other tangible Assets of the Company or the Subsidiary, as applicable.

     “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), and any related charge or amount (including any fine, penalty or interest), that is or has been imposed, assessed or collected by or under the authority of any Governmental Body.

     “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     “Tilden” shall mean Greg Tilden, an individual.

     “Tilden Receivable” shall have the meaning given in Section 9.9.

     “Transaction Documents” shall mean all agreements and instruments delivered in connection with the Transactions, including: (i) this Agreement, (ii) the TTO Guaranty and the EIFREH Guaranty, (iii) the Management Services Agreement, (iv) the Indemnity Escrow Agreement, (v) the LLC Interest Assignment Agreement, (vi) the Environmental Attributes Agreement, and (vii) each other agreement, instrument or certificate issued in connection with any of the foregoing.

     “Transactions” shall mean (a) the execution and delivery of this Agreement and the respective Transaction Documents and (b) all of the transactions contemplated by this Agreement and the respective Transaction Documents, including, but not limited to: (i) the sale of the Interests by the Seller to the Purchaser in accordance with this Agreement; (ii) the performance by the Seller and the Purchaser of their respective obligations under this Agreement and the Transaction Documents; and (iii) the exercise by the Seller and the Purchaser of their respective rights under this Agreement and the Transaction Documents.

     “TTO” shall mean Tortoise Capital Resources Corporation, a Maryland corporation.

     “TTO Guaranty” shall mean the guaranty of the Seller’s obligations under the Transaction Documents, substantially in the form attached hereto as Exhibit G.

     “Updating Information” shall have the meaning specified in Section 9.7 of this Agreement.

      “Working Cash” shall mean cash or cash equivalents held by the Company or the Subsidiary but excluding cash or cash equivalents (a) that are legally or contractually restricted from distribution or use and (b) to the extent arising from a prepayment for which the Closing Financial Statements do not show a corresponding Current Liability.

Execution Version

FIRST AMENDMENT
to
MEMBERSHIP INTEREST PURCHASE AGREEMENT

     This First Amendment to Membership Interest Purchase Agreement (the “First Amendment”), dated as of February 9, 2010, is entered into by and between Mowood, LLC, a Delaware limited liability company (the “Seller”), and Landfill Energy Systems LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

     A. The Seller and the Purchaser have entered into a Membership Interest Purchase Agreement, dated as of December 31, 2009 (the “Purchase Agreement”), whereby the Purchaser agreed to purchase from the Seller all of the issued and outstanding membership interests of Timberline Energy, LLC, a Delaware limited liability company (the “Company”) on the terms and conditions set forth in the Purchase Agreement.

     B. The parties desire to amend the Purchase Agreement in order to reflect certain changes in the agreements between them.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, and pursuant to Section 11.11 of the Purchase Agreement, the Seller and the Purchaser, intending to be legally bound, hereby agree as follows:

     1. Definitions. Initially capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement, and the rules of interpretation set forth therein shall apply hereto.

     2. Section 1.5(c). Section 1.5(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally omitted.”

     3. Section 1.8(b). Section 1.8(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally omitted.”

     4. Section 6. Section 6 of the Purchase Agreement is hereby amended as follows:

          4.1 Section 6.4(a)(v). Section 6.4(a)(v) is hereby amended and restated in its entirety as follows:

“(v) pay-off letters and UCC termination statements showing the release of all Encumbrances affecting the Interests, the Company or the Subsidiary or any of their Assets, except for those Encumbrances affecting the Assets of the Company specified on Schedule I hereto.”

          4.2 Section 6.7. Section 6.7 of the Purchase Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally omitted.”

          4.3 Section 6.8. Section 6.8 is hereby amended and restated in its entirety as follows:

“Section 6.8. ESTOPPEL CERTIFICATES. The Seller shall use good faith efforts to obtain written estoppel and non-disturbance certificates from those Persons listed on Schedule 6.8 under any Material Contract; except that (a) it shall not be a condition to Closing that an estoppel certificate be obtained from any affiliate of Waste Connections, Inc.; and (b) the Purchaser agrees to waive this condition to the extent that, notwithstanding the Seller’s good faith efforts, the Seller has not obtained an estoppel certificate from any Person listed in Schedule 6.8 at the time that all of the other conditions in this Section 6 have been met.”

          4.4 Section 6.12. Section 6.12 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 6.12. MANAGEMENT SERVICES AGREEMENT. Each of the Company and an entity controlled by Tilden, Joseph Hopper and Joseph Pirozzoli (“New Management Co.”) shall have entered into a management services agreement for the provision by New Management Co. of certain management services to the Company (the “Management Services Agreement”) in form and substance satisfactory to the Purchaser.”

     5. Section 7.2. Section 7.2(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) Each of the Company and New Management Co. have entered into the Management Services Agreement in form and substance satisfactory to the Seller;”

     6. Section 9.2(c). The Purchaser acknowledges and agrees that the Seller has amended or entered into the following contracts since the Effective Date, that the entry by the Seller into such contracts does not constitute a violation of Section 9.2(b) or (c) of the Purchase Agreement, and that pursuant to Section 9.7, the addition of such agreements to the appropriate Disclosure Schedule shall for all purposes be deemed to have been approved by the Purchaser:

          6.1 Small Generator Interconnection Agreement, dated February 12, 2010, between the Company and Florida Power & Light Company.

          6.2 Confirmation Letter #2, dated February 4, 2010, with reference to the Carbon Offsets Purchase and Sale Agreement, dated January 14, 2009, between the Company and Bonneville Environmental Foundation.

          6.3 Confirmation Letter #2, dated February 4, 2010, with respect to the Renewable Energy Certificate Purchase and Sale Agreement, dated July 21, 2008, between the Company and Bonneville Environmental Foundation.

2

          6.4 Pledge and Control Agreement, dated February 4, 2010, between the Company and Regions Bank with respect to Certificate of Deposit Account No. 0114406918.

          6.5 Pledge and Control Agreement, dated February 4, 2010, between the Company and Regions Bank with respect to Certificate of Deposit Account No. 0089467299.

     7. Section 11.16. A new Section 11.16 is hereby added to read as follows:

“Section 11.16. SELLER CLOSING PAYMENT. At the Closing, the Seller shall pay $200,000 to the Purchaser in immediately available funds pursuant to the wire instructions for Purchaser set forth in Schedule 1.3.”

     8. Exhibit A. Exhibit A of the Purchase Agreement is hereby amended as follows:

          8.1 The definition of “Contingent Payments” is hereby amended and restated in its entirety as follows:

“ ‘Contingent Payments’ shall mean, collectively, the Butler Contingent Payment and the Erie Contingent Payment.”

          8.2 A new definition “New Management Co.” is inserted after the definition of “Material Contracts” as follows:

     “ ‘New Management Co.’ shall have the meaning given in Section 6.12.”

          8.3 The definition of “Sarasota Contingent Payment” is deleted in its entirety and replaced with the phrase “Intentionally omitted.”

          8.4 The definition of “Sarasota Contingent Payment Date” is deleted in its entirety and replaced with the phrase “Intentionally omitted.”

          8.5 The definition of “Transaction Documents” is hereby amended and restated in its entirety as follows:

“ ‘Transaction Documents’ shall mean all agreements and instruments delivered in connection with the Transactions, including: (i) this Agreement, (ii) the TTO Guaranty and the EIFREH Guaranty, (iii) the Management Services Agreement, (iv) the Indemnity Escrow Agreement, (v) the LLC Interest Assignment and Assumption Agreement, (vi) the Environmental Attributes Agreement, (vii) the Sublease, dated as of February 9, 2010, between the Seller and the Company; and (viii) each other agreement, instrument or certificate issued in connection with any of the foregoing.”

     9. Exhibit I. Exhibit I of the Purchase Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally omitted.”

     10. Exhibit J. Exhibit J of the Purchase Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally omitted.”

3

     11. Schedule 1.3. Schedule 1.3 of the Purchase Agreement (Wire Instructions) is hereby amended and restated in its entirety as attached in Schedule II.

     12. Benefit of Agreement. This First Amendment is solely for the benefit of the signatories hereto (and their respective successors and assigns), and no other Person shall have any rights under, or because of the existence of, this First Amendment.

     13. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of laws rules (other than Section 5-1401 of the New York General Obligations Law).

     14. Captions. The headings of the several sections and subsections of this First Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this First Amendment.

     15. Reference to the Purchase Agreement. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this First Amendment may refer to the Purchase Agreement without making specific reference to this First Amendment, but all such references shall be deemed to include this First Amendment, unless the context shall otherwise require.

     16. Effectiveness of the Purchase Agreement. This First Amendment shall be effective upon the execution and delivery hereof by the Seller and the Purchaser. Except as expressly provided herein, nothing in this First Amendment shall be deemed to waive or modify any of the provisions of the Purchase Agreement and the parties hereby ratify and confirm the provisions of the Purchase Agreement, except as amended hereby. In the event of any conflict between the Purchase Agreement and this First Amendment, this First Amendment shall prevail.

     17. Entire Agreement. This First Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between the parties related to the Purchase Agreement other than those set forth in writing and signed by the parties. Neither party hereto has relied on any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this First Amendment.

     18. Counterparts. This First Amendment may be executed in several counterparts (including via facsimile or similar electronic transmission), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]

4

     IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and delivered as of the date first written above.

Purchaser:	Landfill Energy Systems LLC,
a Delaware limited liability company

	By:	/s/ Scott C. Parkes
		Name:	Scott C. Parkes
		Title:	Vice President

Seller:	Mowood, LLC,
a Delaware limited liability company

	By:	/s/ Ed Russell
		Name:	Ed Russell
		Title:	Manager